SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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The Talbots, Inc.

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April 24, 2009

ANNUAL MEETING OF SHAREHOLDERS
MAY 21, 2009

Dear Shareholder:

It is a pleasure for us to extend to you a cordial invitation to attend the 2009 Annual Meeting of Shareholders of The Talbots, Inc. to be held at 9:00 a.m. on Thursday, May 21, 2009 at Hingham Town Hall, 210 Central Street, Hingham, Massachusetts. The Notice of the Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.

Your vote at the Annual Meeting is important to us and we ask you to vote your shares by following the voting instructions in the enclosed proxy.

We look forward to seeing you at the Annual Meeting.

Sincerely,

TRUDY F. SULLIVAN
President and Chief
Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 21, 2009
PROXY STATEMENT
GENERAL
ITEM 1. ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2008
GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2008
OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008
PENSION BENEFITS FOR FISCAL 2008
NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2008
POTENTIAL PAYMENTS UPON TERMINATION OR CIC
DIRECTOR COMPENSATION
DIRECTOR SUMMARY COMPENSATION TABLE FOR FISCAL 2008
Report of the Audit Committee
BENEFICIAL OWNERSHIP OF COMMON STOCK
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING
OTHER MATTERS

THE TALBOTS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2009

To Talbots Shareholders:

The Annual Meeting of Shareholders of The Talbots, Inc. will be held at Hingham Town Hall, 210 Central Street, Hingham, Massachusetts, on Thursday, May 21, 2009, at 9:00 a.m., for the following purposes:

1.	To elect eight directors.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2009 fiscal year.

3.	To act upon such other business as may properly come before the Annual Meeting.

Shareholders of record at the close of business on April 2, 2009 are entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

RICHARD T. O’CONNELL, JR.
Secretary

April 24, 2009

YOUR VOTE IS IMPORTANT.  TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
to be Held on May 21, 2009:
The proxy statement and annual report to shareholders are available at
www.thetalbotsinc.com/ir/ir.asp

THE TALBOTS, INC.
One Talbots Drive
Hingham, Massachusetts 02043
www.thetalbotsinc.com

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2009

PROXY STATEMENT

This Proxy Statement is being furnished to the shareholders of The Talbots, Inc. (the “Company”, “Talbots”, “we”, “our”, “ours” and “us”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 21, 2009, at 9:00 a.m., at Hingham Town Hall, 210 Central Street, Hingham, Massachusetts and at any postponement or adjournment (the “Annual Meeting”). At the Annual Meeting, shareholders are being asked to vote on (1) the election of eight directors and (2) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2009 fiscal year.

This Proxy Statement, Notice of Annual Meeting and proxy are first being mailed to shareholders on or about April 24, 2009.

GENERAL

The holders of our shares of Common Stock of record at the close of business on April 2, 2009 are entitled to vote such shares at the Annual Meeting. On April 2, 2009, there were 55,220,597 shares of Common Stock outstanding.

The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held as of the record date on each matter to be voted on at the Annual Meeting.

Abstentions and broker non-votes are included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. Broker non-votes occur when a broker returns a proxy but does not have discretionary authority to vote on a particular proposal or voting instructions from the beneficial owner.

Under New York Stock Exchange (“NYSE”) rules, certain proposals, such as the election of directors and the ratification of the appointment of auditors, are considered “routine” matters and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions. For “non-routine” proposals, such as the approval of equity compensation plans and amendments, brokers may not vote on the proposals unless they have received voting instructions from the beneficial owner.

Shares of Common Stock represented by proxies received in time for the Annual Meeting will be voted as specified in the proxy. Unless contrary instructions are given, the proxy will be voted (i) for the election of the Board of Directors’ nominees for director, and (ii) for the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the 2009 fiscal year. With respect to any other matters properly submitted to shareholders at the Annual Meeting, proxies will be voted as recommended by the Board of Directors or, if no recommendation is given, in the discretion of the proxy holders.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the individuals named as proxies will have discretion to vote on those matters in their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted. As of the date of this Proxy Statement, we are not aware of any matters that are to be presented at the

Annual Meeting other than the election of directors and the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the 2009 fiscal year.

Shareholders may vote by attending the Annual Meeting and voting in person. In order to attend the Annual Meeting in person, arrive on time at the address listed above with your proxy card and a form of identification. To obtain directions to attend the Annual Meeting, call investor relations at 781-741-4500.

Shareholders may also vote by using one of three alternative methods:

(1)	by completing and mailing the proxy card; or

(2)	via the Internet, by going to the website www.investorvote.com/TLB and following the instructions for Internet voting on the proxy card; or

(3)	over the telephone, by dialing 1-800-652-VOTE (8683) and following the instructions for telephone voting on the proxy card.

A proxy may be revoked if, prior to the exercise of the proxy, our Secretary receives either a written revocation of that proxy or a new proxy bearing a later date. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

If a person is a participant in our 401(k) savings plan and has Common Stock in a plan account, the proxy also serves as voting instructions for the plan trustee.

This proxy solicitation is being made by our Board of Directors and the expense of preparing, printing, and mailing this Proxy Statement and proxy is being paid by us. In addition to use of the mail, proxies may be solicited personally, by electronic mail, by facsimile, or by telephone by our regular employees without additional compensation. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.

In some instances, we may deliver to multiple shareholders sharing a common address only one copy of a proxy statement. If requested by phone or in writing, we will promptly provide a separate copy of a proxy statement to a shareholder sharing an address with another shareholder. To notify us, you may write, call, or e-mail Talbots Investor Relations, One Talbots Drive, Hingham, Massachusetts 02043, telephone 781-741-4500 or e-mail investor.relations@talbots.com. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above. You may also access a copy of Talbots annual report and proxy statement on the Investor Relations section of our website, www.thetalbotsinc.com. The information contained on the website is not incorporated by reference in or otherwise considered to be part of this document.

A majority of our outstanding shares of Common Stock is owned by AEON (U.S.A.), Inc., a Delaware corporation (“AEON USA”), which is a wholly owned subsidiary of AEON Co., Ltd., a Japanese retail company (“AEON”). AEON USA has advised us that it will vote its shares for the election of the nominees for director named in this Proxy Statement and for the ratification of the appointment of the independent registered public accounting firm.

ITEM 1. ELECTION OF DIRECTORS

General.  Our Board of Directors proposes the election of eight nominees as directors. Directors will hold office until the next Annual Meeting or until their successors are chosen and qualified. We have inquired of each nominee and determined that each will serve if elected. In the event that any of the nominees should become unavailable for election, the persons named in the accompanying proxy intend to vote for such other person or persons, if any, as the Board of Directors may designate as a substitute nominee.

Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. Abstentions are not counted as votes cast in determining the plurality required to elect directors. The Board of Directors recommends that shareholders vote for such nominees for director.

Set forth below is a brief description of the background of each nominee for director. All nominees are currently serving as our directors.

JOHN W. GLEESON

Mr. Gleeson, 62, has been a Director of the Company since 2004. Mr. Gleeson served as Senior Vice President and Chief Strategy Officer of Walgreen Co. from April 2007 through February 2008, when he retired. From 2004 to April 2007, he served as Senior Vice President, Corporate Strategy and Treasurer of Walgreen Co. and as Treasurer since 2002. From 2000 to 2004, Mr. Gleeson was Vice President, Corporate Strategy of Walgreen Co. He also served as the Divisional Vice President, Marketing Systems and Services of Walgreen Co. from 1992 to 2000. Mr. Gleeson first joined Walgreen Co. in 1962. Mr. Gleeson also serves as a Director of AMCORE Financial, Inc. Mr. Gleeson is Chairperson of the Audit Committee and a member of the Corporate Governance and Nominating Committee.

TSUTOMU KAJITA

Mr. Kajita, 55, is Chairman of the Board. He has been a Director of the Company since 2005 and assumed the role of Chairman of the Board in July 2008. He has been an employee of AEON since 2005 and, as of August 2008, holds the position of President of AEON USA and is an Executive Officer of AEON. Prior to serving in his current position, Mr. Kajita served as Senior Vice President, General Manager, Mergers and Acquisitions, International Operations of AEON. Mr. Kajita served as Senior Advisor of Ripplewood Holdings, LLC from 2003 to 2005, Executive Vice President and Treasurer of Diamond Generating Corporation, a subsidiary of Mitsubishi Corporation, from 2000 to 2002, and Assistant General Manager, Power and Traffic Project Development of Mitsubishi Corporation from 1993 to 1999. He also serves as Vice Chairman of the Board of Aeon Co. (Malaysia) Bhd. and is a member of the Compensation Committee and Nomination Committee of Aeon Co. (Malaysia) Bhd. Mr. Kajita is a member of the Compensation Committee and the Executive Committee.

MOTOYA OKADA

Mr. Okada, 57, has been a Director of the Company since 1993. Mr. Okada is President, Representative Executive Officer and a Director of AEON. Mr. Okada was Senior Managing Director of AEON from 1995 to 1997. Mr. Okada also served as Managing Director of AEON from 1992 to 1995 and as a Director of AEON from 1990 to 1992. Mr. Okada was President of Talbots Japan Co., Ltd., a subsidiary of AEON, from 1990 to 1997. Mr. Okada is a member of the Corporate Governance and Nominating Committee.

GARY M. PFEIFFER

Mr. Pfeiffer, 59, has been a Director of the Company since 2004. In January 2009, Mr. Pfeiffer was named by the Governor of Delaware to serve as the Secretary of Finance for the State of Delaware. He served as Senior Vice President and Chief Financial Officer of E. I. du Pont de Nemours and Company from 1997 through 2006, when he retired. Mr. Pfeiffer first joined E. I. du Pont de Nemours and Company in 1974. From January 2004 to April 2004, he served as Interim President and a Director of INVISTA, formerly DuPont Textiles & Interiors. He also currently serves as a Director of both Quest Diagnostics, Inc. and Internap Network Services Corporation. Mr. Pfeiffer is the independent Lead Director, a role newly established in July 2008 which replaced that of the Presiding Director and elevated its responsibilities. He is also the Chairperson of the Compensation Committee and of the Executive Committee, and is a member of the Audit Committee.

YOSHIHIRO SANO

Mr. Sano, 61, has been a Director of the Company since 2006. He is President of Pacific Alliance Group, a firm specializing in cross border mergers and acquisitions, which he founded in 1988. Prior to founding Pacific Alliance Group, he was a Principal at the Western Regional Office of Ernst & Young LLP, where he was instrumental in forming its Japanese Business Group and advised clients in a wide range of transactions and strategic alliances. From 1976 to 1980, Mr. Sano served as the Associate Director of the University of Southern California’s Graduate School of Business, International Business Education and Research (IBEAR) Program.

TRUDY F. SULLIVAN

Ms. Sullivan, 59, joined us as our President and Chief Executive Officer (“CEO”) and as a director in August 2007. Prior to joining us, Ms. Sullivan served as President of Liz Claiborne, Inc. from January 2006 until July 2007. Ms. Sullivan joined Liz Claiborne, Inc. in 2001 as Group President of the company’s Casual, Collections, and Elisabeth businesses. She was named Executive Vice President in March 2002 with added responsibilities for all non-apparel business, all direct-to-consumer business (retail and outlet) and the International Alliances business at Liz Claiborne, Inc. She served in this position until she was named President of Liz Claiborne, Inc. in 2006. Prior to joining Liz Claiborne, Inc., Ms. Sullivan served as President of J. Crew Group, Inc. from 1997 until 2001. Ms. Sullivan is a member of the Executive Committee.

SUSAN M. SWAIN

Ms. Swain, 54, has been a Director of the Company since 2001. She has been President and Co-Chief Operating Officer of C-SPAN since December 2006. From 1995 to 2006, Ms. Swain served as Executive Vice President and Co-Chief Operating Officer of C-SPAN, which she joined in 1982, and has held positions of increasing responsibility including Senior Vice President, Vice President of Corporate Communications, Producer and Associate Producer. Ms. Swain also serves as an officer of National Cable Satellite Corporation, as a Director of the C-SPAN Education Foundation and as Chairman of the National Press Foundation. Ms. Swain is Chairperson of the Corporate Governance and Nominating Committee, a member of the Audit Committee, and a member of the Compensation Committee.

ISAO TSURUTA

Mr. Tsuruta, 59, has been a Director of the Company since 1999. He is Executive Vice President and General Manager of AEON USA. Mr. Tsuruta was Senior Vice President of AEON USA from 1996 to 2000 and Vice President and Deputy General Manager of AEON USA from 1990 to 1996.

Corporate Governance

We maintain sound principles of corporate governance which promote honest, responsible, and ethical business practices. The Corporate Governance and Nominating Committee and the Board of Directors conduct regular reviews of these practices, which include comparing current governance policies and practices with those suggested by corporate governance authorities and with the practices of other public companies.

Board and Committee Meetings; Director Attendance Policy.  In fiscal 2008, the Board held eight meetings; the Audit Committee held fifteen meetings; the Compensation Committee held four meetings; and the Corporate Governance and Nominating Committee held four meetings. Each current director attended at least seventy-five percent of the Board and committee meetings of which they are members.

Our director attendance policy is that all directors should attend each year’s annual meeting. All of the current directors who were directors at the time of the meeting attended the 2008 Annual Meeting of Shareholders.

Board Independence and Composition.  The Board complies with and has adopted both the categorical independence criteria established by the NYSE for determining director independence and the independence standards of the NYSE and the Securities and Exchange Commission (“SEC”) for determining the independence of all Audit Committee members. In determining the independence of its members, the Board considers all relevant facts and circumstances, including the materiality of any relationship of a director with us or any affiliate, from both the director’s standpoint as well as that of persons or organizations with which the director may have an affiliation. The Board assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional, or other relationship or affiliation of such director with us.

Based on its review, the Board has affirmatively determined that Mr. Gleeson, Mr. Pfeiffer, and Ms. Swain are all independent directors. Mr. Gleeson, Mr. Pfeiffer and Ms. Swain did not engage in any transactions, relationships, or arrangements that might affect the determination of their independence or require Board review.

Controlled Company Exemption.  We are a controlled company under Section 303A of the NYSE rules because AEON USA owns a majority of our outstanding shares of Common Stock. As a controlled company, we are exempt from the requirements of Sections 303A.01 (board of directors required to be composed of a majority of independent directors), 303A.04 (nominating/corporate governance committee required to be composed entirely of independent directors) and 303A.05 (compensation committee required to be composed entirely of independent directors) of the NYSE rules. Nevertheless, the Board has voluntarily established:

•	a nominating and corporate governance committee composed of all non-management directors, and a committee charter satisfying the applicable NYSE requirements; and

•	a compensation committee composed of all non-management directors, and a committee charter satisfying the applicable NYSE requirements.

Executive Session of Non-Management Directors; Lead Director.  The Board’s non-management directors meet in executive sessions periodically each year, generally at the time of each Board meeting held in person. In addition, the Board expects that at least once a year the independent directors will meet in a separate executive session. The Lead Director presides at meetings of non-management directors and of independent directors. Any director may provide the Lead Director with suggested agenda items for discussion at such executive sessions.

Lead Director.  In July 2008, the Board established the new role of independent Lead Director, which replaced the role of the Presiding Director and elevated its responsibility. Our non-management directors designate an independent, non-management director to serve as the Lead Director. The Lead Director is responsible for: (1) preparing the formal agendas and schedules for Board meetings in consultation with the Chairman of the Board, the other Board members and our management, as appropriate; (2) ensuring, in conjunction with our management, that all meeting materials and information are sufficient and are distributed to Board members appropriately in advance of meetings; (3) serving as the liaison among Board members, including the independent directors, as well as between the Board and our Chief Executive Officer and other of our senior members of management; (4) communicating with the Chief Executive Officer and, as applicable, other of our senior officers and regularly reporting to the full Board on such communications; (5) serving as chair of the Board’s Executive Committee which oversees and monitors our performance between regular Board meetings; and (6) convening meetings of the non-management directors or independent directors, as appropriate. The Lead Director has the authority to call meetings of the non-management directors or independent directors, as appropriate.

Audit Committee.  Mr. Gleeson (Chairperson), Mr. Pfeiffer, and Ms. Swain are the current members of the Audit Committee. The Board has determined that each member of the Audit Committee is independent in accordance with the NYSE listing standards, our Corporate Governance Guidelines, and Section 10A-3 of the Securities Exchange Act. The Board has also determined that Mr. Pfeiffer qualifies as an “audit committee financial expert” in accordance with SEC rules.

The principal functions of the Audit Committee include:

•	assisting the Board in the oversight of our financial reporting practices, internal control over financial reporting, and the audit process; and

•	overseeing the quality, integrity, and objectivity of our financial statements and the financial reporting by us.

Compensation Committee.  Mr. Pfeiffer (Chairperson), Mr. Kajita, and Ms. Swain are the current members of the Compensation Committee. The Compensation Committee consists entirely of non-management directors. Mr. Pfeiffer and Ms. Swain are each independent in accordance with the NYSE listing standards and our Corporate Governance Guidelines. Mr. Kajita, who is an executive of AEON which is our beneficial majority owner, is not independent pursuant to the NYSE listing standards and our Corporate Governance Guidelines.

The Role of the Compensation Committee.  The Compensation Committee is appointed by the Board. The Committee evaluates, determines and approves the compensation of our Chief Executive Officer and all of our other executive officers. The Committee also administers our equity plan and approves all equity awards to executive officers. Additionally, the Committee is responsible for establishing all annual performance goals and financial targets for our executive officers under the annual cash incentive plan and for determining annual incentive awards earned by our executive officers each year. The Committee also has overall responsibility for performing an ongoing review of our executive compensation practices and arrangements.

Committee Process and Role of Management.  The Compensation Committee generally holds two regularly scheduled in person meetings per year and additional meetings as appropriate either in person or by telephone. Generally, the Compensation Committee Chair works with management in establishing the agenda for Committee meetings. Management also prepares and submits information during the course of the year for the consideration of the Committee, such as proposed recommendations for annual cash incentive performance measures and proposed financial targets, proposed recommendations for salary increases and proposed equity award allocations for executive officers, management’s performance evaluations of executive officers, and other data and information requested by the Committee.

Although many of the compensation decisions are made during the Committee’s annual review process, the compensation planning process spans throughout the year. The Committee reviews and approves our goals and objectives relevant to our Chief Executive Officer’s compensation, and evaluates our Chief Executive Officer’s performance in light of those goals and objectives at least once per year. The Committee also determines our Chief Executive Officer’s annual, short-term and long-term compensation, including annual cash incentive compensation and equity-based compensation. On an annual basis, the Committee also reviews, together with our Chief Executive Officer, and approves base salary, annual cash incentive compensation and long-term equity-based compensation of all of our other executive officers.

The Committee may, when appropriate, delegate authority to one or more of its members to, for example, assist in the negotiation of employment agreements for new executives or amendments to existing executive employment agreements subject to final Committee approval. Members of management also generally participate in this process to assist the Committee or its delegates.

Committee Advisors.  The Compensation Committee charter grants the Compensation Committee full authority to engage compensation consultants and other advisors to assist it in the performance of its responsibilities. The compensation consultant retained by the Committee reports directly to the Compensation Committee. Pearl Meyer & Partners has acted as outside compensation consultant to the Committee since 2002.

Our management has historically retained Watson Wyatt Worldwide, Inc. for advisory services concerning executive compensation matters, including plan documents, compensation recommendations, comparative compensation data, regulatory and tax issues related to our compensation programs, and actuarial work and plan structure for our retirement plans. Our management also uses other compensation firms from time to time to obtain compensation market data and marketplace trends.

Fiscal 2008 Compensation Decisions.  Beginning with the appointment of our Chief Executive Officer in August 2007, the Compensation Committee began an extensive evaluation of our annual and long-term executive incentive compensation program. In establishing the new incentive compensation program for our management, including all executive officers, the Compensation Committee worked extensively with its independent compensation consultant, Pearl Meyer & Partners, and our Chief Executive Officer, Chief Financial Officer and our head of Human Resources. As part of this evaluation, Pearl Meyer & Partners developed a comparator group consisting of 31 retail companies and developed extensive benchmarking analyses of the executive compensation practices and forms and levels of compensation at these companies as compared to our annual and long-term incentive programs in place. These benchmarking analyses and the summary of our consultant’s findings with respect to trends in the marketplace and our positioning within the marketplace in terms of compensation forms and levels were presented to and considered by the Committee. Based upon this analysis and its discussions with and input from the Committee, in early 2008 Pearl Meyer & Partners developed and presented to the Committee its recommendation for the new annual and long-term incentive compensation programs. The Committee ultimately adopted this new annual and long-term incentive structure based upon the recommendations of Pearl Meyer & Partners with input from our Chief Executive Officer, Chief Financial Officer and our head of Human Resources. A description of this new compensation structure can be found under the heading “Compensation Discussion and Analysis.”

In early 2008, the Compensation Committee also considered base salary increases and equity award allocations for our executive officers at its regularly scheduled first quarter meeting. The Committee considered the following information and recommendations from the Committee’s compensation consultant and from management:

•	A benchmarking analysis of peer group executive compensation practices and compensation levels prepared by Pearl Meyer & Partners which provided general industry data as well as data specific to the positions of each of our top nine executive officers at that time.

•	A summary of findings from its compensation consultant regarding trends in the marketplace as well as market positioning in terms of base salary, annual cash incentive compensation, and total direct compensation (consisting of base salary, annual cash incentive compensation, and long-term equity awards). The compensation consultant provided both general and specific recommendations for consideration by the Compensation Committee.

•	Recommendations concerning any base salary increases and proposed annual equity award allocations for all executive officers except the Chief Executive Officer (with allocations grouped by executive level) provided by the Chief Executive Officer and our head of Human Resources.

During fiscal 2008, the Compensation Committee also reviewed and approved the retirement arrangement of our former Chief Financial Officer and approved the hiring and compensation arrangements of several new executive officers hired during the year. Pearl Meyer & Partners gave guidance on a series of recommendations to the Committee with respect to these new hires at the senior executive level and worked with the Committee and management in developing these arrangements.

Director Compensation Process.  A discussion of our director compensation program is included in the “Director Compensation” section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation.  During fiscal 2008, Messrs. Pfeiffer and Kajita and Ms. Swain served on the Compensation Committee. Mr. Kajita is an officer of AEON. The “Transactions with Related Persons” section of this Proxy Statement includes a description of certain transactions during fiscal 2008 and thereafter between us and certain AEON entities.

Corporate Governance and Nominating Committee.  Ms. Swain (Chairperson), Mr. Gleeson, and Mr. Okada are the current members of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee consists entirely of non-management directors. Ms. Swain and Mr. Gleeson are each independent in accordance with the NYSE listing standards and our Corporate Governance Guidelines. Mr. Okada, who is an executive of AEON, which is our beneficial majority owner, is not independent pursuant to the NYSE listing standards and our Corporate Governance Guidelines.

The principal functions of the Corporate Governance and Nominating Committee include:

•	regularly assessing and recommending corporate governance policies and practices to the Board;

•	assessing the operation and performance of the Board’s various committees, and reporting the results of these assessments to the Board; and

•	identifying, screening, and recommending certain potential director candidates to the Board.

Our directors play a critical role in guiding our long-term business strategy and in overseeing our management. In identifying acceptable potential director candidates, the Committee seeks input from Board members and other sources so that a variety of viewpoints are considered. The Committee may also engage independent search firms. However, the Committee ultimately determines which candidates are to be recommended to the Board for approval. Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, the Committee considers:

•	the appropriate mix of educational and professional background and business experience to make a significant contribution to the overall composition of the Board;

•	global business and social perspective;

•	if applicable, whether the candidate would be considered an audit committee financial expert or independent under SEC and NYSE rules and any of our additional independence standards;

•	demonstrated character and integrity consistent with our image and reputation;

•	willingness to apply sound and independent business judgment;

•	ability to work productively with the other members of the Board; and

•	availability for the substantial duties and responsibilities of a director.

The Committee also considers other appropriate factors including the current composition of the Board and evaluations of prospective candidates.

The Committee will consider director candidates recommended by shareholders. Shareholders wishing to submit a director candidate for consideration by the Committee should submit the recommendation to The Talbots, Inc. Corporate Governance and Nominating Committee, c/o Corporate Secretary/Legal Department, One Talbots Drive, Hingham, Massachusetts 02043, in writing, not less than 120 days nor more than 150 days prior to the annual meeting date (determined based on the same date as the previous year’s annual meeting). Shareholders may nominate director candidates by following the procedures set forth in Section 1.11 of our by-laws and the Committee’s Policy Regarding the Selection of New Director Candidates and Shareholder Nomination of Director Candidates (which can be found on the Investor Relations section of our website located at www.thetalbotsinc.com). The request must be accompanied by certain information concerning the director candidate and the recommending shareholder, as required by Section 1.11 of the by-laws for shareholder nominations for director. The Committee may also request additional background or other information.

Since going public in 1993, individual directors associated with AEON, our beneficial majority owner, have held positions on our Board. It is the policy of the Corporate Governance and Nominating Committee that all directors satisfy the above criteria for service.

Executive Committee.  Mr. Pfeiffer (Chairperson), Mr. Kajita and Ms. Sullivan are the current members of the Executive Committee. The Executive Committee was established by the Board in July 2008. Its purpose is to assist the Board in the oversight of management and of our financial and operating performance between regular meetings of the Board. The Executive Committee meets periodically throughout the year. Its principal functions include:

•	meeting with our management between regularly scheduled meetings of the Board as may be necessary to review and monitor our financial and operating performance,

•	considering and reviewing management and/or organizational changes, subject to final approval of the Board or Compensation Committee, as applicable, and

•	reviewing and considering extraordinary or other non-recurring matters or events affecting our business or affairs, as directed by the Board.

Committee Charters.  The Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Executive Committee each operate pursuant to a written charter adopted by the Board. Each Committee reviews its charter at least annually. Each charter is available at the Investor Relations section of our website located at www.thetalbotsinc.com and is available in print to any shareholder who requests it. Information contained on the website is not incorporated by reference or otherwise considered part of this document.

Corporate Governance and Business Conduct.  We are committed to high standards of corporate governance and ethical behavior. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted our Corporate Governance Guidelines to assist the Board in providing experience, strategic guidance, and oversight to us and our shareholders.

The Corporate Governance Guidelines establish corporate governance policies and principles with respect to the role of the Board, meetings of the Board, Board composition and selection, director responsibilities, term limits, agenda for Board meetings, executive sessions, director orientation and continuing education, related party transactions review, legal compliance policies, strategic planning, types and composition of Board committees, Board and committee authority to engage independent advisors, director access to management, director compensation, management evaluation, management succession planning, and Board and committee evaluations. The Corporate Governance Guidelines are available at the Investor Relations section of our website located at www.thetalbotsinc.com and are also available in print to any shareholder who requests them.

We have adopted a Code of Business Conduct and Ethics which applies to our Chief Executive Officer, principal financial officer and principal accounting officer as well as all of our other officers, directors, and associates. The Code addresses conflicts of interest, use of our assets, fair dealing and competition, accurate recordkeeping, financial disclosure, and compliance with applicable laws, rules and regulations. The Code is available at the Investor Relations section of our website located at www.thetalbotsinc.com and is also available in print to any shareholder who requests it. We will disclose any substantive amendments to the Code as well as any waivers from provisions of the Code made with respect to our Chief Executive Officer, principal financial officer, principal accounting officer, and any other executive officer or any director at the same location on our website.

In December 2008 we submitted requisite tax withholding to the appropriate tax authority in the total amount of $54,791 constituting tax withholding on restricted stock dividends paid to Trudy Sullivan, our President and Chief Executive Officer, for the 2008 second, third and fourth quarters. The executive was aware of and was apprised of the requirement to timely remit the withholding amounts to the Company at the time of the dividend payments and at all times acknowledged this need to have remitted payment at each dividend date. Shortly following our remittance of the tax withholding amount to the tax authority, the executive brought to the Company’s attention her nonpayment of the amount submitted by the Company to the tax authority. Payment was remitted to the Company on March 13, 2009. Our Audit Committee determined that the failure to remit payments when and as due was a breach of internal processes and procedures and could have possibly been a violation of Section 402 of the Sarbanes-Oxley Act, which prohibits extensions of credit in the form of a personal loan to executive officers. By way of remediation, the Audit Committee required Ms. Sullivan to pay an assessment to the Company of 50% of the tax withholding amount, which she satisfied, and also required additional training as to applicable legal requirements and appropriate corporate governance practices, to which she has agreed. We will also provide further continuing education for operating management and the Board on internal control and corporate governance.

Shareholder Communications Process.  The Board maintains a process for shareholders or other interested parties to communicate with the Board of Directors or with the Lead Director of the Board of Directors or with the non-management directors as a group. Shareholders wishing to communicate with the Board of Directors or with the lead director or with the non-management directors should send any communication to The Talbots, Inc. Board of Directors, c/o Corporate Secretary/Legal Department, One Talbots Drive, Hingham, Massachusetts 02043. Any such communications should state the number of shares owned by the shareholder or, if the person submitting the communication is not a shareholder and is submitting the communication as an interested party, the nature of the person’s interest in Talbots.

Our Corporate Secretary will forward such communications to the Board of Directors or to the Lead Director or to the non-management directors as appropriate. All such communications will be kept confidential to the extent possible. Our Corporate Secretary, however, may discard any communication not related to the duties or responsibilities of the Board or the non-management directors, including personal or similar grievances, shareholder proposals or related communications which are not submitted in accordance with our procedures for shareholder proposals, and abusive or inappropriate communications. Our Corporate Secretary will maintain a log and copies of all communications with the Board, the Lead Director and the non-management directors, for their inspection and review, and will periodically review the log and all such communications with the Board, the Lead Director, and the non-management directors.

Transactions with Related Persons

Policy and Procedures.  Our practice and policy is to review all material related party transactions. The Audit Committee of the Board, which consists entirely of independent directors, reviews any transaction in which we or our subsidiaries are participating, the amounts involved are material, and we are aware that an affiliate of ours or other related person may have a direct or indirect material interest in the transaction. The Audit Committee will consider the facts and circumstances and will approve or ratify a transaction if the Audit Committee considers it appropriate and in our and our shareholders’ interest.

We have also established a process by which the financial interest of any officer at the level of Vice President or above in any transaction involving Talbots must be reviewed and approved by a designated member of management, as described below.

Compensation of executive officers is reviewed, administered and approved by the Compensation Committee and for directors is reviewed and administered by the Corporate Governance and Nominating Committee and approved by the Board of Directors.

Our related person practices and policies are included in the corporate governance documents. Under our Code of Business Conduct and Ethics, the Board or a Board committee must approve any direct or indirect financial interest of our Chief Executive Officer in a transaction involving Talbots. It further requires that: (i) the Chief Executive Officer, Senior Vice President, Investor and Media Relations and the Legal Department must approve any direct or indirect financial interest of the Chief Financial Officer or any Executive Vice President in any transaction involving Talbots; (ii) the Chief Financial Officer and the Legal Department must approve any direct or indirect financial interest of any Senior Vice President or the Vice President, Financial Planning and Analysis in any transaction involving Talbots; and (iii) either the Chief Financial Officer or the Legal Department must approve any direct or indirect financial interest of any of our other Vice Presidents in any transaction involving Talbots.

The Audit Committee has the responsibility under the Audit Committee Charter to review and approve any material transaction with affiliated entities or other related parties.

The Corporate Governance Guidelines require that any proposed business relationship between us and one of our directors must be reviewed by the Board or the Audit Committee, including instances where the proposed relationship will be between Talbots and an entity in which a Company director has a material direct or indirect interest. Under our Corporate Governance Guidelines, each director has the responsibility to exercise informed business judgment and to act in our and our shareholders’ interests.

Copies of our Code of Business Conduct and Ethics, Audit Committee Charter and Corporate Governance Guidelines are available at the Investor Relations section of our website located at www.thetalbotsinc.com.

Certain Transactions with Related Persons.  Beginning in 1995, we established a stock repurchase program under which we have repurchased shares of our Common Stock in the open market from time to time. When we make these open market purchases, AEON USA, the majority holder of our outstanding shares of Common Stock, may commit to participating in the stock repurchase program on a pro rata basis in order to maintain substantially the same percentage of our stock ownership between AEON USA and the public shareholders. During fiscal 2008, no shares were repurchased from AEON USA.

We have an advisory services agreement with AEON USA under which AEON USA provides strategic planning and related advisory services to us. AEON USA also maintains a working relationship on our behalf with Japanese banks and other financial institutions as part of this agreement. AEON USA receives an annual fee of $0.25 million plus expenses for these services. The amount of this annual fee has not changed since our 1993 initial public offering. During fiscal 2008, we incurred approximately $0.1 million (including benefits) for services provided by our employee whose duties primarily related to the administration of our debt agreements with our Japanese lenders and certain accounting services required as a result of our inclusion in AEON USA’s consolidated group. We also provide certain other routine tax and accounting services to AEON USA which are immaterial in amount.

We have a service agreement with Talbots Japan Co., Ltd., a subsidiary of AEON. Under this agreement, we provide Talbots Japan requested services on a cost reimbursement basis. The services provided by us to Talbots Japan are primarily in the merchandising and import operations areas. We also make our merchandising and store management information systems available to Talbots Japan. Our direct costs related to this arrangement are charged back to Talbots Japan. The amount billed by us to Talbots Japan relating to fiscal 2008 for these services and information systems was approximately $0.4 million. Also in fiscal 2008, Talbots Japan purchased $4.0 million of our merchandise for sale in Talbots Japan stores. Payment terms to Talbots Japan under these arrangements are net-30 days. Interest at a rate equal to the Internal Revenue Service monthly short-term applicable federal rate (0.81% on January 31, 2009) accrues on amounts outstanding more than 30 days after the original invoice date. In July of 2008, Talbots Japan became current on their outstanding invoices, therefore eliminating the interest calculation for invoices outstanding past 30 days. The largest amount outstanding during fiscal 2008, including minimal interest, was $2.1 million. During fiscal 2008, Talbots Japan paid us a total of $7.1 million, which included minimal interest. On February 28, 2009, $0.1 million was due from Talbots Japan.

In connection with our 1993 initial public offering, we, through our wholly owned subsidiary, The Classics Chicago, Inc. (which was merged into The Talbots Group, Limited Partnership, a wholly owned subsidiary of Talbots, in fiscal 2007), purchased the Talbots trade name and certain other trademarks (the “Trademarks”) in all countries of the world (which we refer to as the territory) excluding Australia, New Zealand, Japan, China and certain other Asian countries (which we refer to as the excluded countries) from a subsidiary of AEON. Under the purchase agreement, The Talbots Group, Limited Partnership (as successor in interest to The Classics Chicago, Inc.) has the non-exclusive right, for a royalty equal to 1% of net catalog sales in the excluded countries, to distribute catalogs bearing the Trademarks and to make catalog sales in the excluded countries. This right may be terminated by AEON with four months notice. Talbots Japan is the non-exclusive licensee of the Trademarks in Japan and the other excluded countries. Under the agreement, AEON retains an approval right for any assignment by The Talbots Group, Limited Partnership of rights in the Trademarks in the territory. This retained right may be purchased by The Talbots Group, Limited Partnership should AEON attempt to sell or transfer its retained right or should AEON cease to own a majority of our voting stock. In such cases, The Talbots Group, Limited Partnership could purchase AEON’s retained right for the fair market value of such retained right or $2.0 million, whichever is less.

At the time of our 1993 initial public offering, AEON USA entered into a shareholder’s agreement with us. Under this agreement, we provide AEON USA with one demand registration right per year, subject to certain limitations. If AEON USA exercised its demand registration right, we would be required to register for resale under the Securities Act some or all of our Common Stock beneficially owned by AEON USA. The agreement also provides that if we propose to register shares of Common Stock under the Securities Act for resale for our own account, AEON USA will have a right to request that we register AEON USA’s shares of our Common Stock. AEON USA would bear any incremental cost of registering its shares in such offering, and we and AEON USA would indemnify each other against certain liabilities under the Securities Act in connection with any such registration.

In July 2008, we finalized the terms of a $50 million unsecured subordinated working capital term loan credit facility with AEON USA (the “Aeon Facility”). The Aeon Facility will mature and AEON USA’s commitment to provide borrowings under the Aeon Facility will expire on January 28, 2012. Under the terms of the Aeon Facility, the financing is the unsecured general obligation of the Company and is subordinated to our other financial institution indebtedness existing as of the closing date. The Aeon Facility is available for use by us and our subsidiaries for general working capital and other appropriate general corporate purposes. Interest on outstanding principal under the Aeon facility is accrued at a rate equal to three-month LIBOR plus 5.0% (LIBOR is the six month London interbank offer rate expressed as a percentage rate per annum). We were required to pay an upfront commitment fee of 1.5%, or $0.8 million, to AEON USA at the time of execution and closing of the term loan facility agreement. We are required to pay a fee of 0.5% per annum on the undrawn portion of the commitment, payable quarterly in arrears. As of January 31, 2009, the Company had $20 million in borrowings outstanding under the Aeon Facility. No interest payments were made during fiscal 2008 as we did not draw from the Aeon facility until January 2009. During the 2008 fiscal year, we paid AEON USA approximately $0.1 million in fees on the undrawn portion of the commitment. As of April 1, 2009, we had $50 million in borrowings outstanding under the Aeon Facility and we had paid to AEON USA approximately $0.5 million in interest on the outstanding borrowings.

In February 2009, we entered into a $200 million term loan facility agreement with AEON (the “Aeon Loan”). The funds received from the Aeon Loan were used to repay all of our outstanding indebtedness under the term loan agreement that was entered into in connection with our acquisition of J. Jill in 2006. The Aeon Loan is an interest only loan until maturity without any scheduled principal payments prior to maturity. Interest on the Aeon Loan is accrued at a variable rate equal to LIBOR plus 6.00%. Interest on the Aeon Loan is payable semi-annually in arrears. No loan facility fee is payable as part of the Aeon Loan. The Aeon Loan matures on August 31, 2009, provided that we will have the option to extend the maturity for additional six month periods, up to the third anniversary of the loan closing date, which is February 27, 2012. The Aeon Loan is subject to mandatory prepayment as follows: (a) 50% of excess cash flow (as defined in the agreement), (b) 100% of net cash proceeds of any sale of J. Jill and 75% of net cash proceeds on any other asset sales or dispositions, and (c) 100% of net cash proceeds of any debt issuances and 50% of net cash proceeds of any equity issuances (subject to such exceptions as to debt or equity issuances as the lender may agree to). The Aeon Loan may be voluntarily prepaid, in whole or in part, at par plus accrued and unpaid interest and any break funding loss incurred upon not less than three business days’ prior written notice, at our option at any time. Upon any voluntary or mandatory prepayment, we will reimburse the lender for costs associated with early termination of any currency hedging arrangements related to the loan. As of April 1, 2009, we had $200 million in borrowings outstanding under the Aeon loan and we have not made any interest payments.

In April of 2009, we entered into a $150 million secured revolving loan facility with AEON. The facility matures upon the earlier of (i) April 17, 2010 or (ii) one or more securitization programs or structured loans by the Company or its subsidiaries in an aggregate equivalent principal amount to the revolving loan commitment amount, approved in advance by AEON as lender. Funding under this facility is subject to mortgage and lien recordings and all necessary consents or waivers by existing lenders to the transactions contemplated by the agreement. Amounts may be borrowed, repaid, and reborrowed under the facility and may be used for working capital and other general corporate purposes. Interest on outstanding borrowings is accrued at a variable rate at one month LIBOR plus 6.0% payable monthly in arrears. The facility contains an upfront fee of 1.0% of the commitment prior to borrowing. The facility is secured by our Talbots charge card accounts receivable, our Hingham, Massachusetts owned corporate headquarters, and our Lakeville, Massachusetts owned distribution center. Obligations under the facility will be fully and unconditionally guaranteed on a senior, joint and several basis by certain of the Company’s existing and future direct and indirect subsidiaries. In addition, in February 2009 AEON guaranteed our outstanding debt under our existing working capital facilities totaling $165 million, our existing revolving loan facilities totaling $80 million, and our existing $20 million term loan facility, and any refinancing of that debt. AEON also provided us with letters of support in connection with our above debt and our cash management initiatives.

For additional information on our related party debt, refer to Note 12 to our consolidated financial statements included in our 2008 Annual Report on Form 10-K (“2008 Form 10-K”).

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Compensation Committee has established the following goals in structuring compensation for our executives:

•	strengthen the link between pay and performance by providing a substantial portion of compensation opportunity based on achievement of financial and operating performance goals;

•	tie incentive compensation opportunities to those performance measures that the Committee believes most correspond to increases in shareholder value and profitable growth; and

•	regularly assess our pay practices, pay mix, and target pay against peer companies and retail industry practices in order to structure (and rebalance as appropriate) executive pay to be competitive with the type of companies with whom we compete for executives.

Fiscal 2008 marked a second consecutive year of significant change for us:

•	In April 2008, we announced the details of our comprehensive strategic plan to revitalize our brand to restore profitable long-term growth;

•	As part of this comprehensive strategic plan, we implemented significant realignment and cost saving initiatives, including the execution of corporate and field level workforce reductions;

•	In July 2008, we announced the Board of Directors’ appointment of Tsutomu Kajita as our new non-executive Chairman and the appointment of Gary M. Pfeiffer to the newly-created position of independent Lead Director. We also formed a new Executive Committee of our Board;

•	In November 2008, we announced our decision to pursue a sale of the J. Jill business;

•	In December 2008, Edward L. Larsen announced his retirement as Senior Vice President, Finance and Chief Financial Officer effective January 2009;

•	In December 2008, Michael Scarpa was appointed as our Chief Operating Officer (“COO”) and, effective upon Mr. Larsen’s retirement, also assumed the position of Chief Financial Officer (“CFO”); and

•	Subsequent to the 2008 year end, Michele M. Mandell announced her retirement from the position of Executive Vice President (“EVP”), Stores after twenty-five years of service with the Company. John Fiske, our former EVP, Human Resources and Administration, assumed the role of EVP, Chief Stores Officer upon Ms. Mandell’s retirement.

Fiscal 2008 was also a year of unprecedented change in global business conditions with the advent and deepening of the worldwide economic crisis. These economic conditions impacted our business and financial results and likewise directly impacted our executive compensation decisions and awards:

•	Consistent with the recommendation of our CEO (as representative of all senior management), our Compensation Committee determined not to award any salary increases for fiscal 2008 for our executives and also determined to suspend salary increases for fiscal 2009. The committee may revisit this suspension as it deems appropriate;

•	No annual cash incentive plan bonuses were earned for fiscal 2008;

•	Matching contributions under our qualified and non-qualified defined contribution benefit plans were suspended indefinitely;

•	In February 2009, based on management’s recommendation, we decided to freeze our qualified and non-qualified defined benefit pension plans effective May 1, 2009; and

•	To date, our Compensation Committee has not established or conclusively determined whether to establish any annual cash incentive plan for the 2009 fiscal year or whether to grant any equity awards during fiscal 2009.

Prior to the economic downturn, in the second half of fiscal 2007 and into 2008, our Compensation Committee undertook an extensive review of our executive compensation program with our new CEO and our head of Human Resources and with the Committee’s independent compensation consultant, Pearl Meyer & Partners, culminating in a substantially revamped compensation program and structure beginning with our 2008 fiscal year which focused on, and provided incentive compensation opportunities contingent on achieving, a turnaround of our operating performance. As indicated above, our performance was negatively impacted by the economic downturn, and the goals under our revamped compensation program were not met. As a result, our executives did not receive awards under our annual incentive plan for fiscal 2008, except for certain executives whose hiring arrangements guaranteed a minimum fiscal 2008 incentive award. The Compensation Committee did not award any discretionary bonuses and did not adjust the compensation program to eliminate the impact of the economy on the performance results.

Our compensation program and the compensation paid and the annual and long-term incentive opportunities provided to our executives, including each of our Named Executive Officers (“NEO”) identified in the Summary Compensation Table, for fiscal year 2008 are described in “Fiscal 2008 Compensation Matters” below.

Role of the Compensation Committee and Management

The Compensation Committee is responsible for establishing, implementing, regularly reviewing and adjusting as appropriate the compensation program for our executive officers. The Committee is also responsible for ensuring that the total compensation paid to our executive officers is reasonable, competitive and performance-driven.

Since 2002, the Compensation Committee has retained Pearl Meyer & Partners to review our executive compensation program and to recommend changes. Pearl Meyer & Partners is retained exclusively by the Compensation Committee.

The Committee believes it is important to obtain from its compensation consultant and from our management specific data and information concerning executive compensation practices, including:

•	benchmarking data of peer group and retail industry compensation levels;

•	benchmarking data of peer group and retail industry compensation structure and practices;

•	recommendations from its compensation consultant on compensation programs, competitive pay arrangements, pay mix, annual and long-term incentive opportunity alternatives, changes in the competitive marketplace, and the tax and accounting implications of various forms of compensation;

•	recommendations from our CEO (as representative of all senior management) on proposed pay arrangements, proposed new executive hire compensation packages, pay mix, performance evaluations, changes in executive responsibilities, and proposed annual compensation levels, which are developed with the assistance of our compensation consultant;

•	recommendations from our CEO (as representative of all senior management) on proposed performance measures and financial targets under our annual cash incentive plan, which are developed with the assistance of our compensation consultant; and

•	recommendations from the Committee’s compensation consultant and from our CEO and our head of Human Resources concerning proposed long-term equity incentive award structure and levels.

The Committee considers all of this information and makes its decisions and judgments based on what it considers to be appropriate, in our best interest and in the best interest of our shareholders.

Fiscal 2008 Compensation Matters

New Executive Compensation Program Developed for Fiscal 2008

Beginning with the appointment of our CEO in August 2007, the Compensation Committee began an extensive evaluation of our annual and long-term executive incentive compensation program. The Committee found that our executive compensation program at that time did not appropriately motivate superior performance. The goal of the new program was to more closely tie the compensation program to the business strategy and turnaround plan being implemented by our CEO and to substantially improve operating performance and profitability. The new compensation program was intended to focus on specific short-and long-term goals.

In establishing the fiscal 2008 incentive compensation program for our management, including all executive officers, the Compensation Committee worked extensively with its independent compensation consultant, Pearl Meyer & Partners, and our CEO, CFO and our head of Human Resources.

At the Committee’s request, its consultant first studied incentive compensation programs at 31 peer companies.1 The study concluded that:

•	The CEO’s allocation between base salary (44%) and target annual incentive opportunity (56%) mirrored market median of the study group.

•	The CEO’s allocation between annual cash compensation (base salary plus target annual incentive opportunity) (50%) and long-term incentive opportunity (50%) also mirrored market median of the study group.

•	The current allocation for our then NEO group (excluding the CEO) between base salary (66%) and target annual incentive opportunity (34%) was weighted more toward base salary than the study group (55% base salary / 45% target annual incentive opportunity).

•	The current allocation for our then NEO group (excluding the CEO) of total direct compensation placed greater weight on long-term incentive opportunity (59%) than annual cash compensation (salary plus target annual incentive) (41%) compared with the study group (47% long-term incentive opportunity / 53% annual cash compensation).

[1]	The peers comprising this study were:

Abercrombie & Fitch Co.	Guess	Quiksilver
Aeropostale	Gymboree	Ross Stores
American Eagle Outfitters	J. Crew	Saks Incorporated
AnnTaylor Stores	Jones Apparel Group	Sharper Image
Bed Bath & Beyond	Kenneth Cole Productions	Stein Mart
Charming Shoppes	Limited Brands	Tiffany & Co.
Chico’s FAS	Liz Claiborne	Timberland Company
Children’s Place Retail Stores	Nordstrom, Inc.	Tween Brands
Coach	Pier 1 Imports	Urban Outfitters
Coldwater Creek	Polo Ralph Lauren	Williams-Sonoma
The Gap

The study also reflected that the maximum annual incentive award opportunity for a majority of the retail comparators was 200% of the target award.

The Committee believed that the annual incentive program should be sufficiently flexible (i) to allow performance measures and weightings to evolve over time as business conditions change and (ii) to give priority to achieving our near term strategic and operating goals. The Committee also concluded that “target” annual incentive opportunity levels should continue to be developed at market median.

The individual performance multiplier of the prior annual cash incentive plan (which had ranged up to 150% of the computed award) was eliminated under the new program. The Committee believed that this subjective performance evaluation had provided a potential “add on” to the annual incentive program without sufficiently structured performance goals. Instead, the Committee built into the new program specific individual performance goals to be set for each participant. Failure to meet these individual business unit/strategic initiative goals would result in a decreased award.

The Committee also decided to reassess the peer group for competitive analysis in order to ensure that the peer companies represent the qualities and characteristics which the Committee believed we should reflect. In addition, the Committee will continue to reassess its belief that our incentive compensation program as a whole, and the performance goals and types and levels of compensation chosen as part of this program, do not encourage excessive risk-taking that could result in inappropriate business decisions or strategies being made or implemented by our senior executives.

Fiscal 2008 Benchmarking

The Compensation Committee regularly reviews the compensation paid to our executive officers to ensure that the compensation program remains competitive and performance driven relative to the retail industry in which we compete for executives. In performing this review, the Committee makes extensive use of benchmarking against peer group companies. In structuring compensation packages for newly hired executives, the Committee also considers the existing compensation arrangements of the executives being hired.

As indicated above, as part of the new executive compensation program established for fiscal 2008, the Compensation Committee worked with Pearl Meyer & Partners to develop a new peer group for benchmarking purposes. Working with Pearl Meyer & Partners, the Committee conducted this reassessment with a goal of choosing companies that most embody the characteristics which the Committee believes we do reflect, or should strive to reflect, those companies with whom we are generally deemed to share the same customer base, and those companies with whom we would compete for executive talent necessary to implement our strategic plan and bring about the successful turnaround of our business. The Committee also considered our size relative to this peer group in terms of revenues. Median annual revenue of the comparator group was $3.0 billion, compared to our 2007 annual sales of $2.2 billion. The Committee approved the following primary comparator group for fiscal 2008 executive compensation benchmarking, based on an analysis and recommendation of its compensation consultant:

Abercrombie & Fitch Co.	Coldwater Creek	Nordstrom, Inc.
American Eagle Outfitters	The Gap	Polo Ralph Lauren
AnnTaylor Stores	J. Crew	Tiffany & Co.
Chico’s FAS	Liz Claiborne	Williams-Sonoma
Coach	Macy’s

Prior to setting fiscal 2008 compensation levels and pay mix for our executive officers, the Committee worked with Pearl Meyer & Partners to benchmark and compare compensation levels for our top nine executive officers (which included each of our NEOs, except Mr. Scarpa who commenced employment with the Company in December 2008) against our peer group companies as well as general industry and retail industry survey data considered by Pearl Meyer & Partners. The Committee used this peer company benchmarking information, together with Pearl Meyer & Partners’ review of survey data, to develop market consensus compensation levels for each job and to determine the appropriate level and mix of annual and long-term compensation.

Pearl Meyer & Partners reviewed compensation of this peer group as reported in 2007 proxy statements and supplemented this information with general industry survey data in developing its market consensus information presented to the Committee. Market consensus for our CEO, our former COO, our former Executive Vice President, Stores and our former CFO was developed using 50% proxy data and 50% survey data; market consensus for our chief legal and real estate officer was developed using 100% survey data; and market consensus for our Chief Creative Officer was developed using 100% proxy data due to lack of relevant survey data.

Going into fiscal 2008, market consensus positioning of base salary for our top nine executive officers was approximately 1% below market median, with a range from approximately 22% below median to approximately 14% above median. The salary of our CEO was approximately equal to the 50th percentile. The Committee believed that this positioning was appropriate as it reflected, with respect to our CEO and the new executives hired by our CEO, the level of competitive compensation required to attract and retain these executives, and with respect to our other executives, their relatively long tenure with us.

The Compensation Committee has historically structured target annual cash compensation (which means base salary plus target annual cash incentive opportunity) to provide total annual cash compensation at approximately market median assuming target performance objectives are achieved. Going into fiscal 2008, the actual marketplace positioning of the target annual cash compensation for the top nine executive officers at that time was approximately 13% below market median, ranging from 37% below market median to 9% above market median. The market position for our CEO was 5% below market median. Although we were below market median overall, the Committee believed that this positioning was appropriate given our financial performance during the previous fiscal year.

The Compensation Committee has historically structured our long-term incentive program to position target total direct compensation (which means base salary plus target annual cash incentive opportunity plus the value of long-term incentives at target) in a range between market median and the 75th percentile. This positioning was intended to reflect the greater relative weight to be given to the long-term equity component of our executive compensation program. The Committee believed that to actually earn compensation at this level required significant annual growth in our share value, which ties directly to return to our shareholders. Negative or flat growth in our share value would result in total compensation significantly below marketplace positioning. The Committee believed this total compensation opportunity appropriately aligned our executives’ interests with our financial performance and with our shareholders’ interests.

Actual marketplace positioning of target total direct compensation for six of our top nine executive officers (excluding Mr. Smaldone, our Chief Creative Officer, and two other newly-hired executive officers each of whom had only received sign-on equity, which is not indicative of ongoing grant levels, and excluding Mr. Scarpa whose employment with the Company commenced in December 2008) at the start of fiscal 2008 was approximately 6% above market median and approximately 25% below the 75th percentile. The CEO’s target total direct compensation was approximately 9% above the median and 22% below the 75th percentile.

Fiscal 2008 Pay Elements — Overview

The three main components of compensation for fiscal 2008 were:

•	Base Salary

•	Annual Cash Incentive Opportunity

•	Long-Term Incentive Opportunity

In addition, we provided deferred compensation, perquisites and severance benefits to our NEOs.

Fiscal 2008 Pay Elements — Details

Fiscal 2008 Base Salaries

The Compensation Committee reviews salaries of our executive officers annually, as well as at the time of new appointments and promotions. In establishing base salaries of new executive hires, the Committee primarily considers (i) market data provided by its consultant and (ii) the executive’s existing compensation package.

In annually reviewing base salaries, the Committee primarily considers our performance, market consensus positioning using benchmark data, individual performance, and also takes into consideration general economic conditions.

Historically, salaries of our executive officers have generally been in line with our Company-wide merit increases and have not been adjusted substantially year to year except to reflect changes in benchmarking or when an executive assumes larger or different responsibilities.

After considering our financial performance for fiscal 2007, our CEO (as representative of all senior management) recommended to the Committee that there be no base salary increases for our executive officers for fiscal 2008, reflecting our goal of fostering a pay-for-performance culture. The Committee accepted this recommendation.

Fiscal 2008 Annual Cash Incentive Compensation

Annual incentive compensation for fiscal 2008 was determined under the revamped annual incentive program designed to tie 2008 annual bonuses directly to achievement of our turnaround plan, significant improvement in operating performance and successful achievement of strategic initiatives for fiscal 2008.

Annual incentive compensation for all executive officers has historically been determined under our annual cash management incentive plan (“MIP”), which was structured to provide target annual cash compensation (base salary plus target annual cash incentive compensation) in a range tied to market median. Our executives had a range of potential awards ranging above, at, and below target levels.

The “target” level for MIP financial performance goals has historically been equal to our Board-approved financial budget, which is established early each year and sets the Board’s financial expectations for the year. “Threshold” performance historically has been 50% of target financial performance and “maximum” performance historically has been 120% of target financial performance.

Under the new annual incentive plan for fiscal 2008, the Committee established performance goals designed to focus our executives on our strategic initiatives and turnaround plan and to reward them only for successful execution of these initiatives. As such, the Committee established two components of this program:

•	a substantially modified MIP portion of the annual program; and

•	a new Turnaround Incentive Plan (“TIP”) (which applied to fiscal 2008 and was also expected to apply for fiscal 2009 and 2010).

The MIP portion of the 2008 program targets those performance measures (income from continuing operations and return on invested capital) which the Committee believes all MIP participants contribute toward and which directly drive profitability and shareholder return. The MIP portion of the program also includes specific individual performance goals which target each executive’s own area of responsibility and measure individual performance against goals set for the executive at the beginning of the year. For executives covered by both MIP and TIP for fiscal 2008, approximately 60% of the annual target incentive opportunities were based on achieving MIP performance targets. Each of our NEOs, except Mr. Scarpa, participated in both the MIP and TIP components under our annual cash incentive program for fiscal 2008.

The TIP portion of the new program was created to address the expected transition period for achieving our strategic initiatives and turnaround plan. The Committee believed that during this transition period, the new TIP component, combined with the on-going MIP, would better result in achieving our turnaround objectives, strategic initiatives and long-term profitable growth.

The TIP set cost savings goals over and above the cost savings amounts which had already been included in our 2008 annual financial budget for those particular senior executives, including our participating NEOs, who had the decision-making authority to impact these initiatives. These cost savings performance goals were designed to become more difficult to meet in each of the three years that the TIP program was expected to be in place, with the goal of rewarding participants for implementing cost saving initiatives that produce both immediate and longer term cost savings and also recognized the costs in implementing these measures. For those particular senior executives participating in the TIP, 40% of their annual target incentive opportunity was based on achieving these additional cost initiatives for fiscal 2008.

If “target” performance were achieved for both the MIP and TIP components of the annual incentive plan, 100% of the target award would be earned for the year (that is, the individual’s “incentive participation rate,” expressed as a percentage of his or her base salary, multiplied by the executive’s base salary, with 60% of the amount earned attributable to the MIP and 40% of the amount earned attributable to the TIP).

According to peer group benchmarking data considered by Pearl Meyer & Partners, the incentive participation rates under our previous annual incentive plan were low compared to typical market practice, ranging from 33% of salary for our former CFO to 120% of salary for our CEO, which when combined with market median base salaries, resulted in below median levels of total target annual cash compensation. As such, the individual “incentive participation rates” under the new annual cash incentive award program were established generally at market median against the market consensus data considered by its consultant as follows:

Executive	Incentive Participation Rate (Change from Fiscal 2007)

Ms. Sullivan	120% of base salary (no change)
Mr. Larsen	50% of base salary (from 33%)
Mr. Kowalczyk	75% of base salary (from 45%)
Ms. Mandell	75% of base salary (from 40%)
Mr. O’Connell	75% of base salary (from 40%)
Mr. Smaldone	90% of base salary (from 50%)

The Committee also set the maximum annual award opportunity at 200% of the target award. The Committee believed that this potential maximum award, if achieved against the maximum performance goals set by the Committee, would provide significant upside opportunity to participants for achieving outstanding performance and at the same time would generate material incremental value to our shareholders.

However, as described below, the Committee also set the threshold performance goal under the new annual cash incentive award program at 80% of target financial performance, which is 30% higher than the threshold performance goal used under our previous annual cash incentive award program. As such, while the upside potential of an executive’s annual cash incentive award is greater under the new program, the performance goals have been established at a level that makes it more difficult for an executive to earn awards under the new program. Under the program, even if we are profitable during a given year, unless a certain level of profitability is reached, an executive will not earn an award under the program.

In addition, the Committee also eliminated the “individual performance multiplier” of the prior annual incentive program, which was a subjective grading of individual performance. As a result, annual incentive awards were based solely on achievement of performance goals.

MIP component of annual cash incentive program.  The MIP portion of the fiscal 2008 annual cash incentive program had three objective performance goals: (1) income from continuing operations (60% MIP weighting); (2) return on invested capital (ROIC) (20% MIP weighting); and (3) individual/business unit objectives (20% MIP weighting).

The Committee set the fiscal 2008 target performance goal for income from continuing operations equal to $86.9 million. The threshold performance goal for fiscal 2008 was 80% of this target financial goal ($69.5 million) which, if achieved, would have resulted in substantial profit growth for fiscal 2008. The maximum performance goal was 130% of the target financial goal ($112.6 million). The fiscal 2008 target performance goal for ROIC was set at 10.1%. The threshold performance goal for fiscal 2008 was set at 8.1%, and the maximum performance goal was set at 12.1%. ROIC is expressed as a percentage and is calculated as (i) income from continuing operations, divided by (ii) the sum of average long-term debt and average equity.

The threshold, target and maximum performance goals for the individual/business unit objectives were specific to each executive.

Income from continuing operations and ROIC were each calculated in accordance with generally accepted accounting principles (GAAP), which may be adjusted only to exclude any of the following items: (a) any item of gain, loss or expense determined to be “extraordinary” in accordance with Accounting Principles Bulleting (“APB”) Opinion No. 30 so long as any such extraordinary item was not included in the annual budget at the time performance goals were established by the Committee; (b) any profit or loss attributable to any business entity acquired by us during the fiscal year, and (c) any changes attributable to any change in accounting standards which may be required by the Financial Accounting Standards Board after the performance goals were established by the Committee.

TIP component of annual cash incentive program.  The objective performance goals under the TIP for fiscal 2008 were based on realized cost savings expected to be generated from particular strategic initiatives being implemented, including targeted savings expected from certain strategic change items in connection with our continuing operations (which at the time the new 2008 annual incentive plan was established, included both the Talbots and J. Jill brands, as the establishment of this new plan pre-dated our decision to pursue a sale of the J. Jill business), including headcount reductions, telemarketing efficiency savings and a vertical merchandise model, and from discontinued operations (the closing of our Kids, Mens and United Kingdom businesses). Target cost savings for fiscal 2008 were $14.3 million. The threshold performance level was set at 80% of the target financial goal ($11.4 million) and the maximum performance goal was set at 130% of the target financial goal ($18.6 million). To avoid double-counting, the financial impact of these targeted cost savings under the TIP was eliminated from the performance targets for income from continuing operations under the MIP portion of the program.

Determination of amounts earned under the plan.  Each participant would earn 50% of his or her own target award for each performance category (i.e., income from continuing operations, ROIC, individual/business unit objectives, and the TIP goals) if actual achievement equaled “threshold” performance; 100% of his or her target award for each performance category if actual achievement equaled target performance; and 200% of his or her target award for each performance category if actual achievement were equal to or above “best expected” (or “maximum”) performance. Each MIP and TIP performance category is computed independently of the other performance categories, and achievement against any one performance category would not affect payout against any other performance category. Any actual achievement above “threshold” and below “target,” or above “target” and below “maximum,” for any MIP or TIP performance category would result in an incremental award for that performance category.

Not withstanding the above, if actual achievement was below “threshold” for the income from continuing operations performance goal under the MIP, no annual cash incentive award would be payable for any of the MIP or TIP performance categories (i.e., if income from continuing operations was not met at threshold, no award would be made under the 2008 annual cash incentive program).

Because our financial performance during fiscal 2008 was significantly below financial expectations and threshold performance under the income from continuing operations performance goal was not achieved, no MIP/TIP awards were earned under our annual cash incentive program for fiscal 2008 by any executives, including the NEOs. However, one of our NEOs, Mr. Smaldone, was entitled to a fiscal 2008 cash incentive award guaranteed at target as part of his negotiated hiring arrangement. For more information regarding this payment, see our Summary Compensation Table and “Other Fiscal 2008 Compensation Matters” below.

Long-Term Incentive Program — Fiscal 2008 Equity Awards

The Committee uses equity awards for its long-term incentive plan because:

•	increases in the value of equity awards tie directly to increases in shareholder value;

•	the potential for future growth in the value of equity incentive awards over time, combined with vesting over a period of years, promotes retention and management stability; and

•	our corporate buyback programs historically reduced or eliminated the dilution impact resulting from the issuance of shares under our equity incentive award plans.

Our long-term equity incentive awards have historically been made annually at the discretion of the Compensation Committee. Awards to executive officers for fiscal 2008 were composed entirely of: (i) stock options and (ii) time-vested restricted stock. As explained below, this was a change from prior fiscal years, brought about by the Committee’s evaluation of our annual and long-term executive incentive compensation program and the resulting implementation of the new incentive compensation program for fiscal 2008.

Beginning in fiscal 2003 the Compensation Committee reduced annual stock option grants for each executive officer by approximately 30%-50%. At that time, the Committee also generally eliminated time-vested restricted stock grants (except in special circumstances) and in their place, from fiscal 2003 through fiscal 2007, the Committee substituted performance-accelerated restricted stock (PARS) having a value approximately equal to the value of the eliminated awards. Pursuant to the terms of the grant agreements, PARS shares cliff vested at the end of a five year service period, subject to potential earlier vesting at the end of three years based on our three-year return on net assets measured against a peer group of retail companies. From fiscal 2003 through fiscal 2007, our equity awards reflected this same general allocation between stock option grants and PARS.

In connection with its evaluation of the new incentive compensation program for fiscal 2008, the Committee determined to replace the annual PARS grants with time-vested restricted stock. The Committee’s compensation consultant recommended that emphasizing time-based restricted stock grants promoted executive retention and alleviated the difficulty associated with setting specific long-term performance goals during this transition period. The Committee based this decision on its belief that executive retention is extremely important during a turnaround transition period, particularly when considering the significant changes which occurred in our management team in the second half of fiscal 2007. The Committee also recognized the highly competitive market for senior retail executives.

For these reasons, the Committee also implemented a key executive retention plan for certain executives who would be critical to achieving the turnaround program being launched to restore our profitability, especially those executives who were retirement eligible. Under this program, special retention awards of time-vested restricted stock were granted to these key executives, including Mr. Larsen, Ms. Mandell, and Mr. O’Connell. The number of special retention shares granted to these NEOs was as follows: Mr. Larsen, 21,000; Ms. Mandell, 21,300; and Mr. O’Connell, 20,300. The terms of these awards differed from the normal time-vested restricted stock grants in that (i) they were scheduled to vest over a three-year period with no vesting in fiscal 2009, 50% vesting in fiscal 2010 and 50% vesting in fiscal 2011 (as opposed to the normal annual vesting schedule of 25%, 25% and 50%) and (ii) in the event that the executive’s employment were to be terminated by us due to downsizing, discontinuance of their business operation or function, or other business needs, any unvested special retention shares would vest.

The Committee also determined, consistent with the recommendation of its consultant, that continuing stock option grants for those senior executives directly responsible for achieving our strategic initiatives and turnaround goals was prudent and provided added incentive to create long-term, sustainable value growth. Under the new long-term incentive program, restricted stock was granted to all participants, and stock options were granted only to the CEO and the next two levels of officers, including our NEOs. The Committee may consider granting performance-based restricted stock in future periods.

In general, annual equity award levels for our executive officers varied based on position level within our organization. Target value of annual equity grants (stock options and time-vested restricted stock) under our long-term incentive program was structured by the Committee to provide target total direct compensation (base salary, target annual incentive compensation, plus target long-term awards) at or above the 75th percentile of the market group. Because long-term incentive awards consist entirely of equity, actual total compensation realized by an executive is directly impacted (up or down) by actual increases or decreases in our stock price.

The number of options and restricted shares granted in fiscal 2008 were determined consistently with the grants made in fiscal 2007 (i.e., as if the stock price had not changed from fiscal 2007), subject to the CEO’s assessment of a participant’s performance and potential and consideration of competitive award levels. For fiscal 2008, our CEO was granted 76,100 stock options and 74,000 shares of time-vested restricted stock. The range of the annual equity award grants for our other executive officers ranged from 30,400 to 45,600 stock options and 29,600 to 44,400 shares of time-vested restricted stock. The stock options awarded as part of the 2008 annual equity grant have an exercise price of $9.93.

Our annual stock option grants vest in annual one-third increments on the first three anniversaries of the date of grant and have a ten year term. Holders of unexercised stock options have no rights as shareholders and, therefore, may not vote and are not entitled to dividends.

Our time-vested restricted stock grants generally vest 25% on the first anniversary of the grant date; 25% on the second anniversary of the grant date; and 50% on the third anniversary of the grant date. Holders of outstanding restricted stock have the right to dividends and to vote.

Personal Benefits (Perquisites)

We provide our executive officers with perquisites that the Committee believes are reasonable and consistent with the overall compensation program.

Under our perquisites program, executive officers are generally eligible to receive certain personal benefits, including an annual auto allowance (as described below) as well as financial counseling provided at levels ranging from $2,500 to $3,500 annually (with the exception of our CEO whose financial counseling benefit is covered under her annual perquisite allowance as described below), with any unused amount carried forward to the executive’s financial counseling allowance for the subsequent calendar year. Our CEO has the right to receive the personal benefits to which all executives are generally entitled and is also entitled to certain perquisites under her employment agreement, including commuting expenses between her residence in New York and our headquarters as well as a housing allowance so long as she maintains both a New York and Boston residence, provided the total annual amount of these perquisites does not exceed the $250,000 perquisite allowance to which she is entitled under her agreement. Under this arrangement, which was the product of negotiations, we will provide Ms. Sullivan with or reimburse her for the benefits enumerated above up to a limit of $250,000 per year. The Committee considered this benefit package reasonable for a CEO in this industry based on discussions with its compensation consultant and the need for the CEO to spend substantial periods of time between New York City and our headquarters. Ms. Mandell, who retired as our EVP, Stores, Talbots Brand on March 20, 2009, was provided a housing allowance due to the distance between her permanent residence and our headquarters, together with commuting expenses between her residence and our headquarters.

We also provide a Company auto or auto allowance for our senior executives. Our CEO’s auto allowance is included within her perquisite allowance and, for fiscal 2008, our other NEOs were eligible to be covered at a cost, over two years, of between $39,700 and $44,000. Alternatively, executive officers were entitled to a Company leased car at an equivalent cost, and we reimbursed expenses associated with the Company leased auto. However, commencing in fiscal 2009, our executive officers are eligible only for an auto allowance and not for reimbursement for a leased car.

In fiscal 2008, we sold our fractional interest in the corporate aircraft that was previously used by our former CEO during his tenure with us. No costs were incurred by any NEO during fiscal 2008 for any personal use of a corporate aircraft.

Mr. O’Connell, as well as our former CEO and one of our other former executive officers, are participants in a separate insured executive medical plan. The health coverage for these individuals is the same coverage that was in effect for them under a prior employer’s (General Mills) health plan at the time we were acquired from General Mills in 1988. As part of their continuation with us after the acquisition, these executives were promised continuing health plan coverage on the same terms as under the General Mills plan. Under this insured executive medical plan, the participant and his eligible dependents are not required to pay deductible or co-pay amounts or contribute toward insurance premiums, and continue to be covered under this insured plan after retirement for his life and his spouse’s life. Mr. O’Connell currently satisfies the retirement eligibility conditions and therefore is fully vested and is entitled to retiree coverage under this plan upon separating from employment. During retirement, upon becoming eligible for Medicare, Medicare will become the primary payer under the plan.

Retirement Benefits

We sponsor various benefits programs designed to assist retirement.

All of our current NEOs are eligible to participate in our Retirement Savings Voluntary Plan (RSVP), which is our tax-qualified 401(k) plan. In addition, each of our current NEOs is eligible to participate in our Supplemental

Savings Plan and our Deferred Compensation Plan, which are non-qualified defined contribution plans. In February 2009, as part of our new expense reduction program implemented to address the impact of the economy on our business and to further improve liquidity, the decision was made by us to suspend matching contributions indefinitely under these plans.

As part of this expense reduction program, our Board also made the decision in February 2009 to freeze our tax-qualified defined benefit pension plan and our non-qualified Supplemental Executive Retirement Plan (“SERP”) with respect to all current participants effective May 1, 2009. Prior to the decision to freeze these plans, the Compensation Committee had maintained them because they had been historically common in the industry and an important retention tool for its employees and, with respect to the SERP, because the Committee believed that the full retirement benefit earned by an executive under our retirement benefit formula should be paid without reduction and that the supplemental plan was important for the attraction and retention of our senior executives. However, these reasons were outweighed by the cost to maintain the plans, current marketplace trends showing a reduction in prevalence of these types of plans, and the cash and expense impact of the pension plan funding requirements.

Our CEO was a participant in the tax-qualified pension plan and SERP in fiscal 2008. In connection with the employment offer made to our CEO in fiscal 2007, at the Committee’s request, Watson Wyatt Worldwide reviewed retirement plan practices of the peer group as well as the retirement program at her prior employer and our defined retirement benefit program. Based on this analysis the Committee determined not to offer any enhanced retirement benefit; however, the Committee agreed, and our CEO’s employment agreement provides, that if we materially reduced or eliminated our defined pension benefit for the executive, we would provide a substantially comparable replacement benefit as reasonably determined by the Committee. The replacement benefit has not yet been determined by the Compensation Committee in response to the defined benefit pension plan freeze.

A summary of the terms and provisions of each of these plans is included under “Supplemental Executive Retirement Plan”, “Supplemental Savings Plan” and “Deferred Compensation Plan” below.

Executive Severance Arrangements

As described in more detail below under the heading “Potential Payments Upon Termination or CIC,” each of our executive officers, including each of our NEOs, is entitled to severance protection upon the occurrence of certain qualifying termination events and in the event of certain qualifying terminations events following a change in control.

Pursuant to her employment agreement, our CEO is entitled to two times base salary plus two times target bonus under our annual incentive plan in the event her employment is terminated without cause or for good reason either prior to or within two years following a change in control event, which was based upon the recommendation of our compensation consultant that this protection was reasonable in light of general industry practices.

In fiscal 2007, the Compensation Committee approved a severance program for senior executives who, at the time, were at the level of Vice President and above (other than our CEO and our then COO, who were covered under separate employment agreements). Under this program, covered executives are entitled to severance protection between a range of 1.5 times base salary (EVP level), 1.0 times base salary (SVP level), and 0.5 times base salary (VP level), plus continuation of health and welfare benefits for the severance period at the executive’s same participation rate. This severance arrangement covers any employment termination by us without cause or by the executive for good reason which occurs within two years of the August 2007 effective date of this program. The Compensation Committee, working with our CEO and our head of Human Resources, believed that severance protection for this executive group was important in order to allow the management team to remain focused on their responsibilities in a time of turnaround and CEO transition. The level of severance protection was determined based on the recommendation of our CEO (as representative of all senior management) following a review of severance practices in the retail industry and general market data considered by Watson Wyatt Worldwide, which provides compensation consulting services for our management. Each of our newly-hired executives is also provided with a severance agreement as part of their hiring arrangement. The level of severance provided to each newly hired executive is generally consistent with the levels approved under the 2007 severance program although their severance agreements are of an indefinite term.

Each of our NEOs who is currently an executive officer (other than our CEO who is covered under her employment agreement as discussed above) has a change in control agreement which provides twelve month severance (salary plus target bonus) and benefit protection in the event employment is terminated without cause, and in the case of Mr. Scarpa in the event of a termination for good reason, within twelve months following a change in control.

Information regarding applicable severance payments for all NEOs is provided under the heading “Potential Payments Upon Termination of Employment or CIC” below.

Other Fiscal 2008 Compensation Matters

Retirement of Edward L. Larsen, our Senior Vice President, Finance and Chief Financial Officer

In December 2008, we announced that Edward L. Larsen, our Senior Vice President, Finance, Chief Financial Officer and Treasurer was retiring from his officer positions with us on January 5, 2009. Mr. Larsen agreed to continue as a non-executive employee for up to not more than one year, with his last potential day of employment with us established as January 16, 2010, to assist with the transition of our new principal financial officer and to provide assistance in connection with our strategic initiatives.

In connection with Mr. Larsen’s assumption of this advisory role, we entered into a letter agreement with him that governed his compensation and benefits. This letter agreement superseded all of his prior agreements with us, including his change in control agreement and his 2007 severance agreement.

Under the letter agreement, during his continuing employment with us, Mr. Larsen was to be compensated for up to a maximum of approximately one year, on generally the same terms as were currently in effect for him, including base salary, participation in customary benefit plans, including health and welfare benefits, qualified and nonqualified defined benefit, defined contribution and deferred compensation plans, term life insurance and long-term disability coverage (but with no future grants under annual or long-term incentive programs) and continued vesting of his outstanding unvested stock options and restricted stock until his actual separation date (except for the accelerated vesting of his 21,000 special retention restricted shares which vested on the date he stepped down from his position as CFO). Under the letter agreement, if Mr. Larsen were to voluntarily resign from his advisory role with us (or if his employment with us terminated due to death or disability) prior to January 16, 2010, he would be entitled to continued base salary and health benefits up to January 16, 2010 (plus any amounts previously earned but not yet paid up to his resignation date), consistent with what he would have been entitled under his 2007 severance agreement with us. On January 31, 2009, Mr. Larsen voluntarily resigned from his advisory role with us and will receive base salary and health benefits until January 16, 2010. Mr. Larsen is subject to non-solicitation and non-competition covenants until specified dates in January 2010.

A summary of our former Chief Financial Officer’s letter agreement is included in “Potential Payments Upon Termination of Employment or CIC — Retirement of Edward L. Larsen.”

Employment Arrangement of Michael Scarpa, our new COO, CFO and Treasurer

Mr. Scarpa joined us as our Chief Operating Officer on December 4, 2008 and, following Mr. Larsen’s retirement as an executive officer on January 5, 2009, assumed the position as our Chief Financial Officer. The Committee developed Mr. Scarpa’s compensation arrangement with the assistance of Pearl Meyer & Partners which developed market consensus data based upon its review of compensation paid at the chief operating officer level and at the chief financial officer level at the fourteen peer companies in the primary comparator group used for fiscal 2008 executive compensation benchmarking, as described above, and general survey data. The market median against which Mr. Scarpa’s compensation was measured was ultimately established using market median for the chief operating officer level plus a 15% premium. The value of Mr. Scarpa’s hiring offer was considered by our consultant to be approximately consistent with market median for a COO.

Mr. Scarpa’s compensation arrangement, as reviewed by Pearl Meyer & Partners, was established as follows: his initial base salary was set at $775,000 per year, to be reviewed annually starting in fiscal 2010. This level of base salary was 9% above market median based on market data prepared by Pearl Meyer & Partners. Mr. Scarpa is eligible for a target annual incentive award opportunity under our annual cash incentive program of 100% of base salary, which was approximately equal to the 75th percentile. Pursuant to his employment agreement, Mr. Scarpa is also entitled to a guaranteed minimum payment for fiscal 2009 under our annual incentive award plan equal to one-half of his target annual award opportunity, which was viewed by the Committee as an appropriate incentive for his first year with us, which was viewed as a critical period in our execution of our turnaround plan. Mr. Scarpa also received a $150,000 signing bonus payable upon commencement of employment, which reflected the decrease in base salary from his base salary rate with his prior employer.

In connection with his hiring, Mr. Scarpa was granted 125,000 shares of restricted stock and an option to purchase 75,000 shares of common stock (with an exercise price of $2.00), taking into consideration Mr. Scarpa’s dual role as both our principal operating officer and principal financial officer. Due to the market value of our stock price, however, this level of equity was determined to be at approximately 20% below market median.

Mr. Scarpa is eligible to participate in all benefit plans and perquisites at a level commensurate with the chief operating officer level (with the exception of his severance arrangements which are provided at a level commensurate with our EVP level), including an auto allowance, financial planning expenses and reimbursement for one-time relocation expenses under the executive relocation policy. Pursuant to his employment agreement, Mr. Scarpa is also entitled to a housing and commuting allowance for him and his spouse of $10,000 per month unless and until he relocates to the Hingham, Massachusetts area, which was the result of the negotiation of his hiring arrangement. Mr. Scarpa is also party to a severance agreement which entitles him to a total separation payment equal to 1.5 times his base salary and benefits continuation for up to 18 months upon a qualifying termination event, and he is party to a change in control agreement which entitles him to a total separation payment equal to the sum of his annual base salary plus annual target bonus upon a qualifying termination, which are consistent with severance arrangements at the EVP level.

A summary of the employment agreement of our Chief Operating Officer and Chief Financial Officer is included in “Potential Payments Upon Termination of Employment or CIC — Employment Agreement for Michael Scarpa.”

Employment Arrangement of Michael Smaldone, our Chief Creative Officer

Michael Smaldone joined us as our Chief Creative Officer for the Talbots brand in December 2007 and was determined to be an executive officer for fiscal 2008 by virtue of his increased role and responsibilities within the organization. Mr. Smaldone’s compensation arrangement, as reviewed by Pearl Meyer & Partners, was established as follows: his initial base salary was set at $725,000 per year, to be reviewed annually starting in fiscal 2009. The Committee also felt that this level of compensation was appropriate given the level of compensation to which Mr. Smaldone was entitled at his previous employer and the critical function that Mr. Smaldone was to serve in fulfilling our goal of becoming a design-driven brand.

Mr. Smaldone was originally eligible for a target annual incentive award opportunity under our annual cash incentive program of 50% of base salary, which was consistent with the incentive award opportunities of executives at the EVP level. In fiscal 2009, as discussed above, Mr. Smaldone’s annual incentive award opportunity was increased to 90% of his base salary, which was consistent with the market median as determined by Pearl Meyer & Partners. Pursuant to his employment agreement, Mr. Smaldone was also entitled to a guaranteed minimum payment under our annual incentive award plan for fiscal 2008 equal to his target annual award opportunity, which was viewed by the Committee as an appropriate incentive for his first year with us, which was viewed as a critical period in the execution of our turnaround plan.

Mr. Smaldone also received a $400,000 signing bonus payable in two increments as follows: $150,000 upon commencement of employment, and $250,000 in March 2008. Mr. Smaldone left his position with a previous employer near its year end, and the purpose of this bonus was to make Mr. Smaldone whole for incentive compensation which was forfeited by accepting the position as our Chief Creative Officer.

In connection with his hiring, Mr. Smaldone was granted 35,000 shares of restricted stock and an option to purchase 15,000 shares of common stock (with an exercise price of $12.85), consistent with the equity granted to new hires at the EVP level. The remainder of Mr. Smaldone’s benefits are consistent with the benefits provided to other officers at the EVP level: he is eligible to participate in all benefit plans and perquisites at a level commensurate with the executive vice president level; he is party to a severance agreement which entitles him to a total separation payment equal to 1.5 times his base salary and benefits continuation for up to 18 months upon a qualifying termination event; and he is party to a change in control agreement which entitles him to a total separation payment equal to the sum of his annual base salary plus annual target bonus upon a qualifying termination.

A summary of our Chief Creative Officer’s employment agreement is included in “Potential Payments Upon Termination of Employment or CIC — Employment Agreement for Michael Smaldone.”

Fiscal 2009 Compensation Matters

At its regularly scheduled first quarter meeting, the Compensation Committee generally considers annual executive compensation matters, such as approval of annual incentive awards earned with respect to the prior fiscal year, potential salary increases and annual equity awards for the current fiscal year, and establishing an annual incentive plan for the current fiscal year.

At the fiscal 2009 first quarter meeting of the Compensation Committee, our CEO (as representative of all senior management) presented her recommendations with respect to salary determinations for fiscal 2009. She recommended that, given our disappointing financial performance in fiscal 2008 and in light of our efforts to improve liquidity, base salary increases should be suspended for fiscal 2009. This recommendation was also consistent with our early February 2009 announcement to eliminate merit salary increases for fiscal 2009. The Compensation Committee accepted this recommendation, and none of our executive officers, including our NEOs, received any salary increase for fiscal 2009. The Committee may revisit this suspension as it deems appropriate.

Generally, at this meeting the Compensation Committee would also customarily make annual equity awards to the executive officers and other members of management, and establish the annual incentive award program for the current fiscal year. However, the Committee decided to defer these discussions and any action with respect to these items until the final fiscal 2009 operating budget is finalized. As such, at this point in time, no fiscal 2009 annual equity awards have been granted to the executive officers, including our NEOs, and no annual incentive award program has been established for fiscal 2009.

Timing and Pricing of Equity Grants

The Compensation Committee historically grants equity awards once each year coinciding with its regularly scheduled first quarter Compensation Committee meeting. Other equity grants are made by the Committee during the course of the year at the time of promotions or new appointments or other special circumstances.

The Committee approved fiscal 2008 equity grants (stock options and restricted stock) at its regularly scheduled first quarter meeting on February 28, 2008. These equity awards were granted with an effective date of March 14, 2008. All of these stock options and restricted stock were granted at the fair market value of our common stock on the grant date. Fair market value on the grant date means the closing NYSE stock price on the grant date.

The March 14, 2008 grant date was established by the Committee at its regular February 28, 2008 meeting and the grant date immediately followed our fourth quarter and full year earnings release, which reported actual 2007 fourth quarter earnings in line with our 2007 fourth quarter outlook. A similar procedure was used for 2006 and 2007 annual equity grants. Our practice of granting annual equity awards effective immediately following the public release of quarterly earnings, and shortly following a regularly scheduled Compensation Committee meeting, has been intended to avoid any potential appearance of inappropriately timing equity awards.

Adjustment or Recovery of Awards

We have not created a particular policy to recover any incentive payments if the relevant performance measures and financial targets on which they were based are restated or otherwise adjusted in a manner that would reduce the size of a payment already made. The Board would review this, if and when a situation arose.

Under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO could be required to reimburse us for (1) any bonus or other incentive-based or equity-based compensation received during the twelve months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those twelve months.

Consideration of Prior Amounts Paid or Realized

Actual pay earned by our executive officers in prior years from annual incentive opportunities and long-term equity compensation is not specifically taken into account by the Committee in making the current year’s compensation decisions for (i) salary increases, (ii) target annual incentive compensation, or (iii) target long-term equity compensation. The Committee also does not specifically adjust a current year’s target annual incentive compensation in order to reflect the prior year’s actual earned bonus. Instead, the Compensation Committee has annually used benchmarking data to assist it in making a current year’s compensation and compensation target opportunities competitive.

Stock Ownership Guidelines

The Board of Directors has not established share ownership requirements for executives, but has implemented share ownership requirements for all non-employee directors.

Tax and Accounting Considerations

The Compensation Committee considers the deductibility of executive compensation under Internal Revenue Code (IRC) Section 162(m), which provides that we may not deduct compensation of more than $1 million that is paid to certain executives unless such compensation qualifies as performance-based within the meaning of Section 162(m). The Compensation Committee’s general policy is to structure executive compensation (including target awards under our annual cash incentive program and stock option grants) to be tax deductible. Consistent with this general policy, our MIP/TIP annual cash incentive program was structured to be tax deductible under IRC Section 162(m). In order to ensure that the individual/business unit goals under the MIP portion of the program satisfied the Section 162(m) requirement that they be completely objective, the executive officers were given a maximum rating for individual/business performance goal portion of the MIP and the Committee expressly reserved and retained its negative discretion to reduce the individual/business unit awards to each executive officer to the level determined to match the executive’s actual achievement against his or her personal goals. However, the Compensation Committee also believes that under some circumstances, such as to attract or retain key executives or to recognize outstanding performance, it may be important to compensate one or more key executives above tax deductible limits. Base salary is fixed each year and is not “performance-based” within the meaning of IRC Section 162(m). Likewise, time-vested restricted stock awards also do not qualify as “performance-based” under IRC Section 162(m).

Beginning in fiscal 2006, we began accounting for stock-based compensation including stock options, PARS, and time-vested restricted stock, in accordance with Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment (“SFAS No. 123R”). The Committee did not change its approach to granting stock options as a result of the new stock option expense rules under SFAS No. 123R, and did not alter vesting or other stock option provisions in order to seek to realize more favorable treatment under these non-cash accounting rules at the expense of what it considers to be an appropriate long-term equity compensation program.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed with our management the above Compensation Discussion and Analysis and, based on its review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
of the Board of Directors

Gary M. Pfeiffer (Chairperson)
Tsutomu Kajita
Susan M. Swain

* This Report of the Compensation Committee is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either of such Acts.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2008

The following table provides information concerning the compensation of the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers, and certain former executive officers (the NEOs).

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
							Change in
							Pension Value
						Non-Equity	and Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	Earnings ($)	($)	($)

Trudy F. Sullivan	2008	1,000,000	—	3,309,232	814,646	0	235,362	314,614	5,673,854
President and Chief Executive Officer	2007	500,000	1,000,000	1,541,567	377,000	0	—	3,511,662	6,930,229
Michael Scarpa	2008	110,288	—	6,410	779	—	—	184,220	301,697
Chief Operating Officer, Chief Financial Officer, and Treasurer
Edward L. Larsen	2008	387,714	—	(436,032)	24,678	0	137,803	640,479	754,642
Former Senior Vice President,	2007	423,024	—	269,308	347,151	0	106,494	30,326	1,176,303
Finance, Chief Financial Officer and Treasurer	2006	403,869	—	242,313	453,032	86,600	97,363	33,657	1,316,834
Michele M. Mandell	2008	426,123	—	581,541	381,408	0	151,610	68,176	1,608,858
Former Executive Vice President,	2007	426,123	—	430,893	595,115	0	161,467	69,203	1,682,801
Stores, Talbots Brand	2006	413,712	—	387,701	776,626	134,500	142,171	95,566	1,950,276
Richard T. O’Connell, Jr.	2008	406,292	—	456,091	299,915	0	93,197	85,604	1,341,099
Executive Vice President, Real Estate, Legal, Store Planning and Design and Construction, and Secretary	2007	406,292	—	298,379	409,304	0	80,413	28,742	1,223,130
Michael Smaldone	2008	725,000	362,500	112,438	17,450	—	41,055	274,164	1,532,607
Chief Creative Officer, Talbots Brand
Philip H. Kowalczyk	2008	315,096	—	(626,363)	384,919	0	46,194	3,127,619	3,247,465
Former Chief Operating Officer	2007	684,543	—	543,376	944,310	0	44,558	56,403	2,273,190
	2006	596,334	—	300,677	758,631	176,600	43,187	46,141	1,921,570

The information in the following footnotes explains the amounts reflected in the Summary Compensation Table for fiscal 2008. Unless otherwise specifically noted in the below footnotes, information regarding the amounts reflected for fiscal 2007 and fiscal 2006 can be found in our proxy statement relating to last year’s Annual Meeting of Shareholders, filed with the SEC on April 25, 2008, and our proxy statement relating to our 2007 Annual Meeting of Shareholders, filed with the SEC on April 23, 2007.

Salary and Non-Equity Incentive Plan Compensation (Columns (C) & (G))

The NEOs may defer a portion of their salary (column (C)) and annual cash incentive award (column (G)) into our RSVP (401(k) savings plan), Supplemental Savings Plan and Deferred Compensation Plan.

Mr. Scarpa’s employment commencement date with us was December 4, 2008. Accordingly, the amount shown in column (C) is the salary paid to Mr. Scarpa from this date through the end of the fiscal year.

Mr. Larsen ceased serving as Chief Financial Officer effective January 5, 2009. Mr. Larsen remained with us as an employee serving in an advisory role through January 31, 2009 to aid in the transition. The amount shown in column (C) represents Mr. Larsen’s salary while employed as our Chief Financial Officer. For amounts earned by Mr. Larsen in connection with his advisory role and in connection with his separation from employment with the Company, see column (I) and the accompanying footnote.

Mr. Kowalczyk’s employment with the Company was terminated effective July 2, 2008. The amount shown in column (C) represents Mr. Kowalczyk’s salary paid in fiscal 2008 through his termination date.

The amounts reported in column (G) reflect any amounts earned and paid to each NEO under our annual cash incentive plan. No annual cash incentive amounts were paid under our annual cash incentive plan for fiscal 2008. Certain executives were contractually entitled to bonus payments for fiscal 2008 outside of the annual cash incentive plan. See “Other Fiscal 2008 Compensation Matters” in the Compensation Discussion and Analysis and column (D)(“Bonus”) and column (I)(“All Other Compensation”) and the corresponding footnotes below. For further information regarding the annual cash incentive plan, see “Fiscal 2008 Pay Elements — Details — Fiscal 2008 Annual Cash Incentive Compensation” in the Compensation Discussion and Analysis.

Bonus (Column (D))

All awards granted under our annual cash incentive program are performance-based and, as such, are reported in the Non-Equity Incentive Plan Compensation column (column (G)) rather than in the “Bonus” column (column (D)).

In connection with his appointment and pursuant to his employment agreement, Mr. Smaldone received a guaranteed bonus for fiscal 2008 equal to his target annual award opportunity under our annual cash incentive plan. Going forward, Mr. Smaldone’s annual incentive compensation will be determined in accordance with any performance based annual cash incentive program in place for a given fiscal year. See “Other Fiscal 2008 Compensation Matters” in the Compensation Discussion and Analysis for further details. For information regarding sign-on bonuses paid to certain of our NEOs in fiscal 2008, see “Special Payment in Connection with Appointments and Terminations of Employment” below.

Stock Awards (Column (E))

Amounts shown for fiscal 2008 reflect the compensation cost recognized in fiscal 2008 for financial statement reporting purposes for PARS and other restricted stock awards granted both in fiscal 2008 and in prior fiscal years, as determined in accordance with SFAS No. 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For PARS and restricted stock, fair value is calculated using the closing price of our Common Stock on the date of grant. Additional information concerning our accounting for PARS and any other restricted stock awards granted in 2008, 2007, and 2006 is included in Note 7 to the 2008 Form 10-K and, with respect to PARS granted in fiscal 2005 and 2004, refer to Note 2 “Stock-Based Compensation” to our Consolidated Financial Statements in our Form 10-K for fiscal 2005 . Dividends were taken into account in arriving at the fair value of the PARS and restricted stock and, therefore, dividends paid on PARS and restricted stock in fiscal 2008 to our NEOs have not been separately disclosed under column (I) as “All Other Compensation.” Since these amounts reflect our accounting expense, they do not correspond to the actual value recognized by the NEOs.

The amounts shown in column (E) for Mr. Larsen and Mr. Kowalczyk reflect the reversal of FAS 123R expense (to the extent previously reported in our 2007 and 2008 proxy statements) in connection with the forfeiture of unvested restricted stock awards held by each of these executives upon their separation from employment with the Company. There were no other forfeitures of PARS or restricted stock by any of the other NEOs during fiscal 2008. At the time of their separation from employment with us, each of Mr. Kowalczyk and Mr. Larsen also held certain shares of unvested restricted stock, the vesting of which was accelerated upon termination of employment. The equity compensation expense recognized by us in connection with this accelerated vesting is included in column (I) for each of these former executives and described in the accompanying footnotes. Ms. Mandell separated from employment with us subsequent to the 2008 fiscal year end and forfeited any unvested restricted stock she held at that time. Accordingly, a portion of the compensation expense reported above for Ms. Mandell will be reversed in fiscal 2009.

Option Awards (Column (F))

Amounts shown for fiscal 2008 represent the compensation cost recognized in fiscal 2008 for financial statement reporting purposes for the fair value of stock options granted both in fiscal 2008 and in prior fiscal years, in accordance with SFAS No. 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to option grants for fiscal 2008, 2007, and 2006, refer to Note 7 to our 2008 Form 10-K. For information on the valuation assumptions with respect to option grants made prior to fiscal 2006, refer to the Stock-Based

Compensation Note to our Consolidated Financial Statements in our Form 10-K for the particular year of option grant. Since these amounts reflect our accounting expense, they do not correspond to the actual value recognized by the NEOs.

The amounts shown in column (F) for Mr. Larsen and Mr. Kowalczyk reflect the reversal of FAS 123R expense (to the extent previously reported in our 2007 and 2008 proxy statements) in connection with the forfeiture of unvested stock option awards held by each of these executives upon their separation from employment with the Company. There were no other forfeitures of stock options by any of the other NEOs during fiscal 2008. Ms. Mandell separated from employment with us subsequent to the 2008 fiscal year end and forfeited any unvested stock options she held at that time. Accordingly, a portion of the compensation expense reported above for Ms. Mandell will be reversed in fiscal 2009.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (H))

Amounts in this column for fiscal 2008 reflect the increase in the actuarial value of defined pension benefit plans (including supplemental plans) for each NEO during fiscal 2008. Actuarial value computations are based on assumptions discussed in Note 15 to our 2008 Form 10-K. No above-market rates (as defined in SEC rules) were earned under our non-qualified defined contribution or deferred compensation plans in fiscal 2008. Mr. Scarpa is not eligible to participate in either our tax qualified pension plan or our non-qualified supplemental plan as discussed in “Pension Benefits for Fiscal 2008” below.

All Other Compensation (Column (I))

The amounts reported in this column represent the aggregate dollar amount for fiscal 2008 for each NEO for perquisites and other personal benefits, tax reimbursements, our contributions to our tax qualified RSVP 401(k) savings plan and non-qualified Supplemental Savings Plan, payments in connection with appointment or termination of employment, and life insurance premiums. We do not make matching or other contributions to the Deferred Compensation Plan. The following table shows the specific amounts included in the All Other Compensation column for fiscal 2008.

ALL OTHER COMPENSATION

			Our
			Contributions to	Payments in
	Perquisites and		Defined	Connection with
	Other Personal	Tax	Contribution	Appointment or
	Benefits	Reimbursements	Savings Plans	Termination	Life Insurance
Name	($)	($)	($)	($)	($)

Ms. Sullivan	207,122	19,554	60,000	0	27,938
Mr. Scarpa	34,220	0	0	150,000	0
Mr. Larsen	26,576	0	6,413	607,490	0
Ms. Mandell	55,393	0	12,783	0	0
Mr. O’Connell	73,415	0	12,189	0	0
Mr. Smaldone	22,491	0	1,673	250,000	0
Mr. Kowalczyk	13,441	0	9,553	3,104,625	0

The aggregate value of perquisites and other personal benefits for Ms. Sullivan in 2008 was $207,122. This amount comprised: the par value issuance cost of restricted stock ($4,240), auto allowance ($24,850), financial counseling ($50,000), relocation expense ($9,123), residential security and parking expense ($15,994), clothing and personal costs associated with public appearances ($4,122), and housing allowance ($98,793). Pursuant to our relocation policy, Ms. Sullivan received tax reimbursement for her relocation costs of $118 during fiscal 2008. Ms. Sullivan also received tax reimbursement for the gross-up of her life insurance policy of $19,436. The aggregate value and perquisites and other personal benefits for Mr. Scarpa in fiscal 2008 was $34,220. This amount comprised: the par value issuance cost of restricted stock ($1,250), auto allowance ($2,988), legal reimbursement ($12,904), and housing allowance ($17,078). The aggregate value of perquisites and other personal benefits for Mr. Larsen in fiscal 2008 was $26,576. This amount comprised: the par value issuance cost of restricted stock

($506), Company paid auto ($22,771) and financial counseling ($3,299). The aggregate value of perquisites and other personal benefits for Ms. Mandell in fiscal 2008 was $55,393. This amount comprised: the par value issuance cost of restricted stock ($509), Company paid auto ($18,010), financial counseling ($1,708), travel/transportation cost between Company headquarters and her out-of-state residence ($13,638), housing allowance ($21,381), and service awards ($147). The aggregate value of perquisites and other personal benefits for Mr. O’Connell in fiscal 2008 was $73,415. This amount comprised: the par value issuance cost of restricted stock ($499), Company paid auto ($18,785), financial counseling ($1,075), and value of supplemental medical/dental plan benefits ($53,056). The aggregate value and perquisites and other personal benefits for Mr. Smaldone in fiscal 2008 was $22,491. This amount comprised: the par value issuance cost of restricted stock ($350), and auto allowance ($22,141). The aggregate value of perquisites and other personal benefits for Mr. Kowalczyk in fiscal 2008 was $13,441. This amount comprised: the par value issuance cost of restricted stock ($235), Company paid auto ($8,709), financial counseling ($3,531), residential security expense ($299), and incremental transportation cost for spouse travel ($667).

Special Payments in Connection with Appointments and Terminations of Employment

The following amounts paid to Mr. Scarpa, Mr. Larsen, Mr. Smaldone and Mr. Kowalczyk are also reflected in column (I):

In connection with his appointment as our COO and CFO, as more fully discussed above in “Other Fiscal 2008 Compensation Matters — Employment Arrangement for Michael Scarpa, our new COO, CFO and Treasurer” in the Compensation Discussion and Analysis, Mr. Scarpa received a cash payment of $150,000 as a signing bonus in December 2008.

In connection with his appointment as our Chief Creative Officer in December 2007, as more fully discussed above in “Other Fiscal 2008 Compensation Matters — Employment Arrangement of Michael Smaldone, our Chief Creative Officer” in the Compensation Discussion and Analysis, Mr. Smaldone was entitled to a $400,000 signing bonus payable in two increments as follows: $150,000 upon commencement of employment, and $250,000 in March 2008 which is reported above.

Mr. Larsen ceased serving as our CFO effective January 5, 2009 and continued to serve as an employee of the Company in an advisory role until January 31, 2009. During his time in this advisory role, Mr. Larsen earned $32,310 in salary, and pursuant to his letter agreement, upon his separation from employment with the Company, he became entitled to a cash payment of $403,869. The amount in column (I) also reflects $149,714 of equity compensation expense recognized by us in fiscal 2008 for the accelerated vesting of his March 2008 special retention grant and accrued vacation pay-out of $21,597. For further information regarding these payments, see “Potential Payments Upon Termination or CIC — Retirement of Edward L. Larsen.”

Mr. Kowalczyk’s employment with the Company ceased effective July 2, 2008. In connection with his termination of employment, Mr. Kowalczyk became entitled to a severance payment of $2,537,500. Mr. Kowalczyk’s distribution under our deferred compensation plan was delayed for six months under Section 409A of the Code, and as such, Mr. Kowalczyk also accrued an interest payment of $484, calculated using the prime rate plus 1% as of the actual payment date, which is reflected in column (I). The amount in column (I) also reflects accrued vacation of $50,192, tax gross-up of $274, long-term disability plan coverage during the severance period of $6,957, life insurance policy for coverage during the severance period of $1,249, and $507,969 of equity compensation expense recognized by us in fiscal 2008 for the accelerated vesting of the restricted stock award he received in November 2007 in connection with appointment as Chief Operating Officer. For further information regarding the payments to which Mr. Kowalczyk became entitled in connection with his termination of employment, see “Potential Payments Upon Termination or CIC — Employment Agreement for Philip H. Kowalczyk.”

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2008

The following table provides information concerning the long-term equity awards made to each of our NEOs and potential annual performance awards under our annual cash incentive plan in fiscal 2008. (As reflected in the Summary Compensation Table, no annual performance awards were earned or paid under our annual cash incentive plan for fiscal 2008.)

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)
							All Other	All Other
						Estimated	Stock	Option
			Estimated Future Payouts			Future Payouts	Awards:	Awards:
			Under Non-Equity			Under Equity	Number of	Number of	Exercise or	Grant Date
		Date of	Incentive Plan			Incentive	Shares of	Securities	Base Price of	Fair Value of
		Compensation	Awards			Plan Awards	Stock or	Underlying	Option	Stock and
	Grant	Committee	Threshold	Target	Maximum	Target	Units	Options	Awards	Option Awards
Name	Date	Approval	($)	($)	($)	(#)	(#)	(#)	($/SH)	($)

Trudy F. Sullivan	3/14/2008	2/28/2008					74,000			734,820
	3/14/2008	2/28/2008						76,100	9.93	197,099
			600,000	1,200,000	2,400,000	—
Michael Scarpa	12/4/2008	12/4/2008					125,000			250,000
	12/4/2008	12/4/2008				—		75,000	2.00	13,500
			n/a	n/a	n/a
Edward L. Larsen	3/14/2008	2/28/2008					29,600			293,928
	3/14/2008	2/28/2008					21,000			208,530
	3/14/2008	2/28/2008						30,400	9.93	78,736
			105,006	210,012	420,024	—
Michele M. Mandell	3/14/2008	2/28/2008					29,600			293,928
	3/14/2008	2/28/2008					21,300			211,509
	3/14/2008	2/28/2008						30,400	9.93	78,736
			159,796	319,593	639,185	—
Richard T. O’Connell, Jr.	3/14/2008	2/28/2008					29,600			293,928
	3/14/2008	2/28/2008					20,300			201,579
	3/14/2008	2/28/2008						30,400	9.93	78,736
			152,360	304,719	609,438	—
Michael Smaldone	n/a	n/a	362,500	652,500	1,305,000	—	—	—	—	—
Philip H. Kowalczyk	3/14/2008	2/28/2008					44,400			440,892
	3/14/2008	2/28/2008						45,600	9.93	118,104
			112,933	225,865	451,731	—

Grant Date and Date of Compensation Committee Approval (Columns (B) and (C))

On February 28, 2008, at its regularly scheduled first quarter meeting, the Compensation Committee approved our 2008 equity awards and established a March 14, 2008 grant date and consistent with past practice, the grant date immediately followed our fourth quarter and full year earnings release.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns (D) through (F))

The amounts reported in these columns show the potential threshold, target and maximum performance incentive awards that could have been achieved for the 2008 performance year under our annual cash incentive plan for fiscal 2008. As a result of threshold performance under the plan not being achieved, no awards were earned or payable for fiscal 2008 for any executives under our annual cash incentive plan, including our NEOs with the exception of Mr. Smaldone who was entitled to a guaranteed bonus for fiscal 2008 equal to his target award opportunity pursuant to his employment agreement.

Executives had a range of potential awards ranging above, at, and below target levels. Specifically, annual incentive awards under our annual cash incentive plan were based on (i) incentive participation ratings, which were award opportunities expressed as a percentage of base salary, (ii) our financial performance under both the MIP and TIP components of the plan and (iii) individual/business unit objectives under the MIP component of the plan. A discussion of the material terms of our annual cash incentive plan applicable to fiscal 2008, including a description of the performance goals under the MIP and TIP components of that plan, incentive participation rates, and the manner in which any amounts earned under the plan were to be determined is included under “Fiscal 2008 Annual Cash Incentive Compensation” in the Compensation Discussion and Analysis.

Estimated Future Payouts Under Equity Incentive Plan Awards (Column (G))

There are no grants disclosed in this column in the above table because there was no performance component to the annual restricted stock grants made in 2008. In prior years, this column showed the number of PARS shares granted under our 2003 Executive Stock Based Incentive Plan as part of our long-term incentive program.

All Other Stock Awards (Column (H))

All restricted stock grants shown in this column were granted under our 2003 Executive Stock Based Incentive Plan. The restricted stock awards reflected in this column for each of our NEOs, other than Mr. Scarpa, were granted on March 14, 2008 by our Compensation Committee (i) pursuant to our long-term equity incentive program and (ii) for Mr. Larsen’s grant of 21,000 shares, Ms. Mandell’s grant of 21,300 shares, and Mr. O’Connell’s grant of 20,300 shares pursuant to our key executive retention plan. Additional information regarding these equity awards, including a discussion of differences between these grants and our approach to equity awards for fiscal years 2003 through 2007, is included under “Long-Term Incentive Program — Fiscal 2008 Equity Awards” in the Compensation Discussion and Analysis.

In connection with his hiring arrangement, Mr. Scarpa was granted 125,000 shares of restricted stock. Additional details regarding Mr. Scarpa’s employment agreement are included under “Employment Arrangement of Michael Scarpa, our new COO, CFO and Treasurer” in the Compensation Discussion and Analysis.

Restricted stock awards granted under the long-term equity incentive program vest 25%, 25% and 50% on the first, second and third anniversaries, respectively, of the grant date. Mr. Larsen, Ms. Mandell, and Mr. O’Connell received grants of 21,000 shares, 21,300 shares, and 20,300 shares respectively under the key executive retention plan. The special retention shares vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. The special retention shares also automatically vest if the executive’s employment is terminated by us due to downsizing, discontinuance of the executive’s business operation or function, or other business needs.

Each executive that holds outstanding shares of restricted stock has the right to dividends and to vote. All unvested shares of restricted stock automatically vest upon a change in control.

All Other Options Awards (Column (I))

All stock option awards shown in the column were granted in fiscal 2008 under our 2003 Executive Stock Based Incentive Plan. This column shows the number of stock option awards granted as part of our long-term incentive program. For Mr. Scarpa, this column shows the stock option award granted to him in connection with his commencement of employment.

Stock options vest in one-third annual increments over the first three years of a ten year option term. Holders of unexercised stock options have no rights as stockholders, including no voting rights or dividend rights. All unvested options automatically vest on a change in control.

Additional details regarding the 2008 stock option awards are included under “Long-Term Incentive Program — Fiscal 2008 Equity Awards” and “Employment Arrangement of Michael Scarpa, our New COO, CFO and Treasurer” in the Compensation Discussion and Analysis.

Exercise or Base Price of Option Awards (Column (J))

This column shows the exercise price for the stock options granted in fiscal 2008, which was the closing price of our Common Stock on the grant date of the options.

Grant Date Fair Value of Stock and Option Awards (Column (K))

This column shows the full grant date fair value of stock options and restricted stock under SFAS No. 123R granted to each of the NEOs in fiscal 2008. Generally, the full grant date fair value is the amount that we will expense in our financial statements over the award’s vesting period.

For restricted stock, fair value was calculated using the closing price of our Common Stock on the grant date. For stock options, fair value was calculated using the Black-Scholes value on the grant date. The fair value shown for restricted stock and option awards granted in fiscal 2008 are accounted for in accordance with SFAS No. 123R. For additional information on valuation and valuation assumptions, refer to Note 7 to our 2008 Form 10-K. These amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by the NEOs.

Separation from Employment of our Former COO and our Former CFO (Columns (H) and (I))

Mr. Kowalczyk ceased serving as our COO on July 2, 2008. As described below under “Potential Payments Upon Termination or CIC — Employment Agreement for Philip H. Kowalczyk,” in connection with his separation from employment, Mr. Kowalczyk’s outstanding unvested restricted stock (including PARS) and his outstanding unvested stock options were forfeited with the exception of the 53,476 restricted shares that were granted to him in November 2007 in connection with his appointment to the position of COO which vested on July 10, 2008. Mr. Kowalczyk has a three year period from July 2, 2008 (or up to the original option expiration date, if earlier) within which to exercise his vested stock options.

Mr. Larsen ceased serving as our Chief Financial Officer effective January 5, 2009 and remained with the Company serving in an advisory role through January 31, 2009 to assist in the transition. As described below under “Potential Payments Upon Termination or CIC — Retirement of Edward L. Larsen,” pursuant to the terms of his letter agreement, in connection with his separation from employment, Mr. Larsen’s unvested outstanding restricted stock (including PARS) and his outstanding unvested options were forfeited with the exception of the 21,000 special retention shares that vested on January 5, 2009. Mr. Larsen has a three year period from January 31, 2009 (or up to the original option expiration date, if earlier) within which to exercise his vested stock options.

Ms. Mandell retired from her position as EVP, Stores, Talbots Brand effective March 20, 2009, on which date all outstanding unvested restricted stock/PARS and unvested stock options that she held were forfeited.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table provides information concerning the current holdings of unexercised and unvested stock options, unvested shares of restricted stock and unvested PARS for each of the NEOs as of the end of fiscal 2008. The market value of restricted stock and PARS is based on the closing market price of our Common Stock on the NYSE as of January 31, 2009, which was $2.03 per share.

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
	Option Awards					Stock Awards
									Equity Incentive
									Plan Awards:
									Market or
			Equity Incentive					Equity Incentive	Payout Value
			Plan Awards:					Plan Awards:	of Unearned
	Number of	Number of	Number of			Number of	Market Value	Number of	Shares,
	Securities	Securities	Securities			Shares or	of Shares	Unearned Shares,	Units or
	Underlying	Underlying	Underlying			Units of	or Units	Units or	Other
	Unexercised	Unexercised and	Unexercised	Option		Stock That	of Stock	Other Rights	Rights That
	Exercisable	Unexercisable	Unearned	Exercise	Option	Have Not	That Have	That Have	Have Not
	Options	Options	Options	Price	Expiration	Vested	Not Vested	Not Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Trudy F. Sullivan	108,333	216,667		22.70	8/7/2015	262,500 (G.5)	532,875
		76,100		9.93	3/14/2018	74,000 (G.7)	150,220
Michael Scarpa		75,000		2.00	12/4/2018	125,000 (G.9)	253,750
Edward L. Larsen	36,000			12.41	3/11/2009
	46,000			19.00	3/9/2010
	46,000			46.94	3/6/2011
	46,000			35.80	1/30/2012
	35,000			25.00	1/30/2012
	35,000			33.92	1/30/2012
	35,000			31.62	1/30/2012
	23,333			25.56	1/30/2012
	11,666			24.91	1/30/2012
Michele M. Mandell	46,000			12.41	3/11/2009
	46,000			19.00	3/9/2010
	46,000			46.94	3/6/2011
	46,000			35.80	3/7/2012
	60,000			25.00	3/13/2013
	60,000			33.92	3/11/2014	20,000 (G.1)	40,600
	60,000			31.62	3/11/2015	20,000 (G.2)	40,600
	40,000	20,000		25.56	3/3/2016	20,000 (G.3)	40,600
	20,000	40,000		24.91	3/9/2017	20,000 (G.4)	40,600
		30,400		9.93	3/14/2018	29,600 (G.7)	60,088
						21,300 (G.8)	43,239
Richard T. O’Connell, Jr.	46,000			12.41	3/11/2009
	46,000			19.00	3/9/2010
	46,000			46.94	3/6/2011
	46,000			35.80	3/7/2012
	35,000			25.00	3/13/2013
	35,000			33.92	3/11/2014	12,500 (G.1)	25,375
	35,000			31.62	3/11/2015	12,500 (G.2)	25,375
	23,333	11,667		25.56	3/3/2016	12,500 (G.3)	25,375
	20,000	40,000		24.91	3/9/2017	20,000 (G.4)	40,600
		30,400		9.93	3/14/2018	29,600 (G.7)	60,088
						20,300 (G.8)	41,209
Michael Smaldone	5,000	10,000	—	12.85	12/17/2017	26,250 (G.6)	53,288
Philip H. Kowalczyk	60,000			26.25	7/2/2011
	75,000			31.62	7/2/2011
	50,000			25.56	7/2/2011
	10,000			25.57	7/2/2011
	30,000			24.91	7/2/2011

Option Awards (Columns (B), (C), (E) and (F))

As shown in the table below, all stock option awards reflected in these columns for our current NEOs either vested or will vest in one-third annual increments over the first three years of the ten year option term (or eight year option term in the case of Ms. Sullivan’s August 2007 appointment grant of an option to purchase 325,000 shares).

Option Expiration Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date

8/7/2015	8/7/2008	8/7/2009	8/7/2010
12/4/2018	12/4/2009	12/4/2010	12/4/2011
3/14/2018	3/14/2009	3/14/2010	3/14/2011
12/17/2017	12/17/2008	12/17/2009	12/17/2010
3/9/2017	3/9/2008	3/9/2009	3/9/2010
3/3/2016	3/3/2007	3/3/2008	3/3/2009
3/11/2015	3/11/2006	3/11/2007	3/11/2008
3/11/2014	3/11/2005	3/11/2006	3/11/2007
3/13/2013	3/13/2004	3/13/2005	3/13/2006
3/7/2012	3/7/2003	3/7/2004	3/7/2005
3/6/2011	3/6/2002	3/6/2003	3/6/2004
3/9/2010	3/9/2001	3/9/2002	3/9/2003
3/11/2009	3/11/2000	3/11/2001	3/11/2002

Unvested options automatically vest on a change in control. Ms. Sullivan’s unvested options also automatically vest upon the occurrence of the events described under “Potential Payments Upon Termination or CIC” below.

Mr. Larsen and Mr. Kowalczyk separated from employment with the Company effective January 31, 2009 and July 2, 2008, respectively. The options reported in column (B) for Mr. Larsen and Mr. Kowalczyk represent the vested outstanding stock options that each executive held upon his separation from employment with the Company. These stock options remain outstanding and exercisable for three years following the effective date of separation from employment (but in no event beyond the original expiration date), as reflected in column (F).

Ms. Mandell retired from her position as EVP, Stores, Talbots Brand effective March 20, 2009. Any unvested stock options held by Ms. Mandell were forfeited on that date. Her vested stock options will continue to be exercisable for three years from the effective date of her retirement (but in no event beyond the original expiration date).

Stock Awards (Columns (G) and (H))

As indicated in the footnotes below, all awards reflected in column (G) represent PARS or restricted stock. PARS shown in column (G) are subject to vesting as follows, unless described differently below: if our average return on net assets (RONA) over three years as compared to RONA of a peer group of retail companies exceeds certain levels, all or one-half of the PARS would vest at that time, based on the level of achievement against the performance goals. If not earlier vested, these PARS will vest five years from the grant date, subject to continued employment.

(G.1) PARS granted on March 11, 2004, which vested on March 11, 2009.

(G.2) PARS granted on March 11, 2005, which will vest on March 11, 2010, subject to continued employment. Based on our achievement against the performance goals, none of the PARS award is subject to earlier vesting.

(G.3) PARS granted on March 3, 2006, which will vest on March 3, 2011, subject to continued employment. Based on our achievement against the performance goals, none of the PARS award is subject to earlier vesting.

(G.4) PARS granted on March 9, 2007, which will vest on March 9, 2012, subject to possible earlier vesting in accordance with the vesting provisions above.

(G.5) Restricted stock granted on August 7, 2007 to Ms. Sullivan pursuant to her employment agreement. Of these shares, 87,500 vested on March 15, 2009 and 175,000 will vest on March 15, 2010.

(G.6) Restricted stock granted on December 17, 2007 to Mr. Smaldone pursuant to his employment agreement. Of these shares, 8,750 will vest on December 17, 2009, 8,750 will vest on December 17, 2010, and 8,750 will vest on December 17, 2011.

(G.7) Restricted stock granted on March 14, 2008, which vests over a three-year period. 25% of this grant vested on March 14, 2009, 25% will vest on March 14, 2010, and the remaining 50% will vest on March 14, 2011.

(G.8) Special retention shares of Restricted Stock granted on March 14, 2008 which will vest over a three-year period as follows: 50% on March 14, 2010 and 50% on March 14, 2011.

(G.9) Restricted stock granted on December 4, 2008 to Mr. Scarpa pursuant to his employment agreement which vests as follows: 25% on December 4, 2009, 25% on December 4, 2010, and 50% on December 4, 2011.

Mr. Larsen and Mr. Kowalczyk did not hold any outstanding unvested restricted stock awards at fiscal year end because all of their outstanding and unvested restricted stock and PARS awards either vested or were forfeited in connection with their respective separations from employment during fiscal 2008. Ms. Mandell retired from her position as EVP, Stores, Talbots Brand effective March 20, 2009, and the outstanding unvested restricted stock/PARS awards reported here with respect to Ms. Mandell were forfeited on that date.

Unvested PARS and restricted stock awards automatically vest on a change in control. For information regarding special vesting provisions related to Ms. Sullivan’s unvested restricted stock awards upon the occurrence of certain termination events, including the possible acceleration of vesting of her August 2007 restricted stock award (see footnote (G.5) above), see “Potential Payments Upon Termination or CIC — Employment Agreement for Trudy F. Sullivan” below.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

The following table provides information concerning stock option exercises and the vesting of PARS or other restricted stock awards for each of the NEOs during fiscal 2008.

(A)	(B)	(C)	(D)	(E)
	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Trudy F. Sullivan	—	—	87,500	868,875
Michael Scarpa	—	—	—	—
Edward L. Larsen	—	—	27,250	106,453
Michele M. Mandell	46,000	71,261	10,000	91,700
Richard T. O’Connell, Jr.	15,334	23,594	6,250	57,313
Michael Smaldone	—	—	8,750	20,038
Philip H. Kowalczyk	—	—	53,476	571,124

Value Realized on Exercise or Vesting (Columns (C) and (E))

The amounts in column (E) reflect the number of shares vested multiplied by the market value per share on the vesting date. These amounts have not been reduced to reflect the amount paid to us by the award recipient at the time of grant (which was $0.01 per share, the par value of the stock). Beginning in 2007, we began to pay the $0.01 per share on behalf of the award recipient. The amounts in column (C) reflect the number of stock options exercised multiplied by the difference between the market price per share on the date of exercise and the exercise price of the stock options. The value realized on exercise or vesting reflects the amounts received before payment of any applicable withholding tax or broker commissions.

PENSION BENEFITS FOR FISCAL 2008

The following table provides information for each of the NEOs with respect to our pension plans:

•	The Talbots, Inc. Pension Plan (“Retirement Plan” or “Retirement”), and

•	The Talbots, Inc. Supplemental Executive Retirement Plan (“SERP”)

For purposes of quantifying the present values of accumulated benefits discussed below, the valuation method and material assumptions discussed in Note 15 to our 2008 Form 10-K were used.

(A)	(B)	(C)	(D)	(E)
			Present
			Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Trudy F. Sullivan	Retirement	1	24,973	0
	SERP	1	210,389	0
Michael Scarpa	Retirement	0	0	0
	SERP	0	0	0
Edward L. Larsen	Retirement	17	509,822	0
	SERP	17	765,635	0
Michele M. Mandell	Retirement	25	654,842	0
	SERP	25	1,130,550	0
Richard T. O’Connell, Jr.	Retirement	21	425,655	0
	SERP	21	594,371	0
Michael Smaldone	Retirement	1	8,793	0
	SERP	1	32,261	0
Philip H. Kowalczyk	Retirement	4	44,521	0
	SERP	4	128,545	0

Fiscal 2009 Decision to Freeze the Company’s Defined Benefit Pension Plans

As discussed above in the Compensation Discussion and Analysis under “Retirement Benefits,” in February 2009, as part of our cost-saving initiatives, our Board made the decision to freeze the tax-qualified Retirement Plan and our non-qualified Supplemental Executive Retirement Plan with respect to all participants. Effective May 1, 2009, benefit accruals under the Retirement Plan and the SERP will cease for all participants, and the accrued benefits under these plans will be frozen as of that date.

Retirement Plan

Each of our NEOs participated in the Retirement Plan during fiscal 2008, except for Mr. Scarpa who was ineligible to participate due to a freeze on participation that was implemented with respect to any employees hired on and after January 1, 2008. The annual retirement benefit (payable as a single life annuity at the normal retirement age of 65) is determined under the following formula:

1.15% of average final compensation up to covered compensation, plus
1.60% of average final compensation in excess of covered compensation times
Years of credited service (or fraction) up to 30 years
less
Any predecessor plan benefit.

Average final compensation is the average of a participant’s five highest years of compensation within the last ten years of service (subject to the freeze). Covered compensation is the average of the taxable wage base (as published by the IRS) in effect for each calendar year during the period (up to 35 years) ending with the year in which the participant attains Social Security retirement age.

Compensation means base salary and bonus paid by us during the plan year and also includes pre-tax contributions made by the executive under the RSVP (401(k) savings plan) and any other salary reductions made under our cafeteria plan. Severance pay and deferrals to the Deferred Compensation and Supplemental Savings Plans are not included in compensation.

The annual compensation of each participant (including each of the eligible NEOs) that can be taken into account under the Retirement Plan is limited by IRS rules. For 2008, the annual compensation limit was $230,000.

Due to the freeze of the Retirement Plan, a participant’s compensation will not be taken into account under the Retirement Plan following April 30, 2009 for purposes of benefit accrual.

For purposes of determining optional forms of payment, except lump sum payments, the following actuarial assumptions are used: 1984 Unisex Pension Mortality Table and an interest rate of 7.5%.

For purposes of determining lump sum payments, the actuarial assumptions prescribed under IRC Section 417(e), as modified by the Pension Protection Act of 2006, are used. A participant may receive a lump sum payment if the present value of his or her benefit is not more than $5,000.

A participant is generally credited with a year of service for each year in which he or she completed 1,000 hours of service. We do not have a policy or historical practice of granting additional years of credited service to executive officers, although in certain instances we may contractually agree to provide additional service upon a termination without cause or for good reason. A participant vests in his or her benefit under the Retirement Plan upon completing five years of vesting service. Years of service with J. Jill qualify as years of vesting service for J. Jill employees who transferred employment to Talbots and became participants in the Retirement Plan following our acquisition of J. Jill. However, only compensation and years of service with Talbots are considered when calculating the amount of the annual retirement benefit for former J. Jill employees. Due to the freeze of the Retirement Plan, participants will not be credited with any service under the Retirement Plan following April 30, 2009 for purposes of benefit accrual, and their total years of service for benefit accrual purposes will be calculated based on service through April 30, 2009. However, participants’ service after April 30, 2009 will continue to be taken into account under the Retirement Plan for purposes of vesting and eligibility for early retirement benefits. In addition, as described above in the Compensation Discussion and Analysis under “Fiscal 2008 Pay Elements — Details — Retirement Benefits,” our CEO’s employment agreement provides that if we materially reduced or eliminated our defined pension benefit for Ms. Sullivan, we would provide a substantially comparable replacement benefit as reasonably determined by the Committee, which has not yet been determined by the Compensation Committee.

A participant who is vested in his or her benefit upon termination from employment is eligible to receive benefits beginning at normal retirement age (age 65) or a reduced benefit beginning at age 55. For a participant who continues to work for us after reaching age 65, the participant’s compensation and years of service are taken into account in determining his or her benefit. However, compensation and service after April 30, 2009 will no longer be taken into account as a result of the freeze of the Retirement Plan.

If a participant retires between ages 55 and 65 with at least 10 years of vesting service, he or she is eligible for a subsidized early retirement benefit payable at any time before age 65. The amount of the normal retirement benefit will be reduced by 2% for each of the first 3 years, and by 4% for each of the next 7 years, that payment begins before age 65. However, if a participant begins receiving benefits before age 65 but is not eligible for a subsidized early retirement benefit, the normal retirement benefit will be reduced by 6% for each of the first 5 years, and by 4% for each of the next 5 years, that payments begin before age 65. Of the NEOs who participated in the Retirement Plan at the end of fiscal 2008, Mr. Larsen, Ms. Mandell and Mr. O’Connell had each reached age 55 and completed at least 10 years of vesting service and were therefore eligible for the subsidized early retirement benefit.

The normal form of benefit for an unmarried participant is a single life annuity. The normal form of benefit for a married participant is a 50% qualified joint and survivor annuity. This joint annuity is a reduced amount to take into account that payments will be made to the participant’s spouse after the participant dies. The optional forms of payment include a single life annuity, a contingent annuity (50%, 75%, or 100%) and a period certain annuity.

Supplemental Executive Retirement Plan

Various provisions of the IRC limit the amount of compensation used in determining the amount of benefits that can be paid under the Retirement Plan. In addition, any compensation deferred under our Deferred Compensation Plan or our Supplemental Savings Plan may also not be taken into consideration for purposes of determining the amount of benefits to be paid under the Retirement Plan. We established the SERP to pay that part of the pension benefit that cannot be paid to our senior executives as a result of these IRC limitations and the exclusion of deferrals to the Deferred Compensation Plan and the Supplemental Savings Plan.

Key management employees, including all Talbots vice presidents and above, whose benefits under the Retirement Plan either (a) are limited by tax rules or (b) would have been increased due to the inclusion of certain deferred compensation in his or her average final compensation, are eligible to participate in the SERP. All of the NEOs, except Mr. Scarpa, are participants in the SERP. Mr. Scarpa is ineligible to participate due to a freeze on participation that was implemented with respect to any employees hired on and after January 1, 2008. As described above with respect to the tax qualified Retirement Plan, the SERP will be frozen with respect to all current participants effective May 1, 2009.

Under the SERP, a participant is entitled to receive the difference between (i) the amount under the Retirement Plan that he or she would have received but for the application of the tax limits or the exclusion of certain deferred cash awards, and (ii) the benefit that he or she is actually entitled to under the Retirement Plan (plus the benefit payable under a predecessor’s supplemental executive retirement plan).

Benefits under the SERP are determined using the same actuarial assumptions that are used to determine benefits under the Retirement Plan.

A participant vests in his or her benefit under the SERP upon completing five years of vesting service, subject to earlier vesting as may be contractually provided under the SERP in the event of certain events such as a change in control, termination without cause or for good reason, or disability or death. All of the NEOs that were participants in the SERP, except Ms. Sullivan and Mr. Smaldone, are vested in their benefits. Mr. Kowalczyk’s employment was terminated on July 2, 2008, at which time he had not completed five years of vesting service and as such, will not vest in his benefits.

Until December 31, 2008, a participant’s benefit under the SERP was paid in the same form and at the same time benefits were paid under the Retirement Plan, subject to any restrictions on timing of payment under IRC 409A (concerning deferred compensation). As of January 1, 2009, elections as to timing and form of payment for the Retirement Plan and the SERP are required to be separate elections. Unless a participant elects an actuarially equivalent optional form of annuity prior to commencement of his or her SERP benefit, the participant’s SERP benefit will be paid in the form of a single life annuity on the later of the (i) first day of the seventh month following the participant’s termination from employment, or (ii) the first day of the month following the participant’s attainment of age 55 after termination from employment.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2008

The following table provides information with respect to the following non-qualified defined contribution and compensation deferral plans for each of our NEOs:

•	The Talbots, Inc. Supplemental Savings Plan (“Supplemental Savings Plan” or “SSP”) and

•	The Talbots, Inc. Deferred Compensation Plan (“Deferred Compensation Plan” or “DCP”).

(A)		(B)	(C)	(D)	(E)	(F)
						Aggregate
		Executive	Registrant	Aggregate	Aggregate	Balance
		Contributions in	Contributions in	Earnings in	Withdrawals/	at Last
	Plan	Last FY	Last FY	Last FY	Distributions	FYE
Name	Name	($)	($)	($)	($)	($)

Trudy F. Sullivan	SSP	120,000	60,000	768	—	125,413
	DCP	—	—	—	—	—
Michael Scarpa	SSP	—	—	—	—	—
	DCP	—	—	—	—	—
Edward L. Larsen	SSP	—	—	(362,169)	—	552,057
	DCP	—	—	(890,353)	—	1,358,237
Michele M. Mandell	SSP	73,359	9,440	(357,350)	—	592,694
	DCP	—	—	(1,044,031)	—	1,648,245
Richard T. O’Connell, Jr.	SSP	29,666	5,289	(56,696)	—	326,412
	DCP	—	—	(213,842)	—	320,350
Michael Smaldone	SSP	—	—	—	—	—
	DCP	—	—	—	—	—
Philip H. Kowalczyk	SSP	26,680	4,762	(39,809)	108,654	108,654
	DCP	—	—	—	—	—

Executive Contributions in Last Fiscal Year (Column (B))

The amounts reported in this column reflect, on a cash basis, NEO contributions during fiscal 2008 to our Supplemental Savings Plan, a non-qualified defined contribution plan and the Deferred Compensation Plan, a non-qualified deferred compensation plan. The contribution amounts to these plans are also reported as compensation to the NEOs for fiscal 2008 in the Summary Compensation Table above as follows: Ms. Sullivan, $120,000; Ms. Mandell $73,759; Mr. O’Connell $29,666; and Mr. Kowalczyk $26,680. All of the NEOs, except for Ms. Sullivan and Mr. Scarpa, also made contributions to our tax-qualified RSVP (401(k) savings plan) in fiscal 2008, which are included as compensation for fiscal 2008 in the Summary Compensation Table.

Registrant Contributions in Last Fiscal Year (Column (C))

The amounts reported in this column include, on a cash basis, our contributions for each of the NEOs in fiscal 2008 under the Supplemental Savings Plan. We do not make contributions under the Deferred Compensation Plan. Each of these amounts (as well as our contributions under the tax-qualified RSVP (401(k) savings plan) are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2008 and quantified in the “All Other Compensation” table that appears in the footnotes following the Summary Compensation Table.

Aggregate Earnings in Last Fiscal Year (Column (D))

The amounts reported in this column are deemed investment returns in fiscal 2008 on all amounts attributable to total employee contributions and total contributions we made for all years for each of the NEOs under the non-qualified defined contribution and non-qualified deferred compensation plans.

Aggregate Withdrawals/Distributions (Column (E))

No withdrawals or distributions were made to any of the NEOs under the Supplemental Savings Plan or the Deferred Compensation Plan in fiscal 2008. The amount reported in column (E) for Mr. Kowalczyk reflects the total distribution amount to which he became entitled in connection with his separation from employment, which was paid in a lump sum pursuant to his distribution election. This distribution was delayed until February 2009 to comply with Section 409A of the Code. Mr. Larsen and Ms. Mandell separated from employment with the Company effective January 31, 2009 and March 20, 2009 respectively, thereby entitling these executives to distributions of their account balances under the Supplemental Savings Plan and Deferred Compensation Plan in accordance with their respective distribution elections and subject to Section 409A of the Code. The total amount to be paid to each of these executives will depend upon, among other factors, the particular distribution elections chosen by each executive, the timing of payment and the performance of their deemed investment elections.

Aggregate Balance at Last FYE (Column (F))

If a person was a NEO in previous years’ proxy statements, the amounts reported in this column include amounts that were included as compensation previously reported for that person in the Summary Compensation Table for those years. The following amounts were reported as compensation in the Summary Compensation Table for fiscal 2007: Ms. Sullivan, $4,615; Mr. Larsen, $193,738; Ms. Mandell, $193,425; Mr. O’Connell, $25,407; and Mr. Kowalczyk, $60,878.

Supplemental Savings Plan

Each of the NEOs, except for Mr. Scarpa, Mr. Larsen, and Mr. Smaldone, participated in the Supplemental Savings Plan in fiscal 2008.

A participant may voluntarily elect to defer 1% to 60% of his or her compensation to the Supplemental Savings Plan. Under the SSP, compensation means salary and bonus paid during the plan year. Deferrals under the SSP are in addition to the pre-tax contributions, if any, that the participant makes to the Talbots 401(k) plan (which is called the Retirement Savings Voluntary Plan or RSVP).

All amounts credited under the Supplemental Savings Plan are immediately vested.

During fiscal 2008, a participant received matching contributions under the Supplemental Savings Plan equal to 50% of his or her pre-tax deferrals up to 6% of his or her compensation deferred less the amount of matching contributions made to the RSVP on the participant’s behalf. However, as discussed in the Compensation Discussion and Analysis under “Retirement Benefit Plans,” in February 2009, the decision was made to suspend matching contributions on a going-forward basis under both the RSVP and the Supplemental Savings Plan.

Participants make deemed investments of their hypothetical account balances (this plan is not “funded”). These hypothetical accounts may be invested in any combination of the following funds:

•	Nationwide NVIT Money Market — Class V

•	Nationwide NVIT Government Bond — Class I

•	PIMCO VIT Real Return — Admin Shares

•	PIMCO VIT Low Duration — Admin Shares

•	JP Morgan NVIT Balanced — Class I

•	T. Rowe Price Equity Income — Class II

•	Dreyfus Stock Index — Initial Shares

•	Oppenheimer Capital Appreciation VA — Non-Service Shares

•	Goldman Sachs VIT Mid Cap Value

•	Fidelity VIP III Mid Cap — Service Class

•	T. Rowe Price Mid Cap Growth — Class II

•	Nationwide Multi-Manager NVIT Small Company — Class I

•	Dreyfus VIF International Value — Initial Shares

•	AIM V.I. International Growth — Series I Shares

•	Van Eck WIT Worldwide Emerging Markets — Initial Class

The rate of return earned on the NEO’s hypothetical account balance is based on the actual performance of the funds in which he or she is deemed invested. The weighted average rate of return for the NEOs in fiscal 2008 was (24.69)%. The participant may change his or her choice of funds at any time.

A participant may elect to have his or her account paid in a lump sum or equal annual installments not to exceed 10 years in the event of early or normal retirement or disability, subject to IRC Section 409A (which concerns the permissible timing of payment of deferred compensation). All of the NEOs currently eligible to participate in the Supplemental Savings Plan, with the exception of Ms. Sullivan, Mr. Scarpa, and Mr. Smaldone, would currently be eligible for a retirement distribution. Mr. Larsen, Mr. Kowalczyk and Ms. Mandell are no longer active participants in the SSP due to their respective separations from employment with us as of the following dates: Mr. Larsen, January 31, 2009; Ms. Mandell, March 20, 2009; and Mr. Kowalczyk, July 2, 2008. Information regarding their accumulated benefits under the SSP is reported in the “Non-Qualified Deferred Compensation for Fiscal 2008” table and the accompanying footnotes.

If a participant’s employment with us ends for a reason other than retirement or disability, the participant will receive his or her account in a lump sum upon termination from employment, subject to IRC Section 409A.

A participant may elect to receive an in-service scheduled distribution to commence no earlier than three years after the beginning of the year in which the deferrals are made to the Supplemental Savings Plan. A participant may elect to have his or her scheduled distribution paid in a lump sum or five annual installments. A participant may also receive a distribution earlier than initially elected in the event of an unforeseeable emergency.

Deferred Compensation Plan

All of the NEOs were eligible to participate in the Deferred Compensation Plan in fiscal 2008; however, none of the NEOs participated in the Deferred Compensation Plan for fiscal 2008.

A participant may defer 5% to 75% of annual gross salary. Gross salary is base compensation excluding bonuses and incentive compensation. A participant may also defer 5% to 100% of the amounts paid in the form of discretionary bonuses or incentive compensation. All amounts credited under the Deferred Compensation Plan are immediately vested. We have not historically made any matching contributions under the Deferred Compensation Plan.

Participants make deemed investments of their hypothetical account balances in any combination of the funds that are listed under “Supplemental Savings Plan” above. The rate of return earned on the NEO’s hypothetical account balance is based on the actual performance of the funds in which he or she is deemed vested. The weighted average rate of return for the NEOs in fiscal 2008 was (39.47)%. The participant may change investment choices at any time.

A participant may elect to have his or her account paid in a lump sum or in equal annual installments not to exceed 10 years in the event of early or normal retirement or disability, subject to IRC Section 409A. All of the NEOs currently eligible to participate in the Deferred Compensation Plan, with the exception of Ms. Sullivan and Mr. Smaldone, would currently be eligible for a retirement distribution. The following NEOs are no longer active participants in the DCP due to their separation from employment with the Company as of the dates indicated: Mr. Larsen, January 31, 2009; Ms. Mandell, March 20, 2009; and Mr. Kowalczyk, July 2, 2008. Information regarding their accumulated benefits under the DCP is reported in the “Non-Qualified Deferred Compensation for Fiscal 2008” table and the accompanying footnotes.

If a participant’s employment with us ends for a reason other than retirement or disability, the participant will receive his or her account in a lump sum upon employment termination, subject to IRC Section 409A.

A participant may elect to receive an in-service scheduled distribution to commence no earlier than three years after the beginning of the year in which the deferrals are made to the Deferred Compensation Plan. A participant may elect to have his or her scheduled distribution paid in a lump sum or five annual installments. A participant may also receive a distribution earlier than initially elected in the event of an unforeseeable emergency.

POTENTIAL PAYMENTS UPON TERMINATION OR CIC

Employment Agreement for Trudy F. Sullivan

The Company and Ms. Sullivan entered into an employment agreement when the Board appointed Ms. Sullivan to the position of President and Chief Executive Officer and a member of our Board of Directors. The term of her employment agreement has an initial term ending at the end of our 2011 fiscal year, with one-year automatic renewal terms unless six months’ notice is provided by either party. It was also agreed that Ms. Sullivan will be nominated as a director each year during the term of her agreement.

Ms. Sullivan’s agreement sets her base annual salary at $1,000,000, which is to be reviewed annually for potential increases. Under her agreement, she is eligible for an annual incentive award opportunity of 120% of base salary, and participation for fiscal 2007 was guaranteed at a minimum of $1,000,000. As a special inducement award and make-whole payment, upon employment commencement, Ms. Sullivan received a cash payment of $3,052,000. Ms. Sullivan is eligible to participate in our equity plan and any other long-term incentive plan for our senior executives that may be established.

As initial long-term equity incentive inducement awards, Ms. Sullivan was granted (i) 350,000 shares of restricted stock on the first day of her employment, vesting 25% on March 15, 2008, 25% on March 15, 2009 and 50% on March 15, 2010 and (ii) an option to purchase 325,000 shares at an exercise price of $22.70 per share, which was the NYSE closing price of Talbots common stock on the date of the option grant. The stock option included a tandem stock-settled stock appreciation right feature exercisable solely by us. The stock option vests in three equal annual installments on the first through third anniversaries of the grant date and has a term of eight years. These initial equity awards are subject to continued employment except for death, disability or termination without cause or for good reason. The vesting of these awards will accelerate on a termination by us without cause, termination by Ms. Sullivan for good reason, death or disability, or a change in control. Also under her employment agreement, we agreed to protect and make her whole as to certain outstanding compensation arrangements with her prior employer, up to a potential net amount not to exceed $1.8 million (payable in cash, restricted stock or a combination of both, at our election); she received her earned awards from her prior employer and as a result no payment from us was made.

Under her agreement, future annual-cycle equity awards under the equity plan will generally be made on a basis at least as favorable to Ms. Sullivan as the annual equity grants being made at the same time to the other of our senior executives as may be approved by the Compensation Committee.

Pursuant to her agreement, Ms. Sullivan is eligible to participate in all benefit plans generally available to our senior executives as well as life insurance coverage of two times base salary. She is also entitled to certain perquisites (including commuting expense between New York and our headquarters and a housing allowance) up to $250,000 per annum.

Ms. Sullivan is entitled to participate in our retirement benefit plans including our SERP. As described above in the Compensation Discussion and Analysis under “Fiscal 2008 Pay Elements — Details — Retirement Benefits,” upon a material reduction or elimination of our defined pension benefit for Ms. Sullivan, under the terms of her employment agreement Ms. Sullivan is entitled to a substantially comparable replacement benefit as reasonably determined by the Committee. In addition, upon a termination without cause or for good reason, Ms. Sullivan will be entitled under the defined benefit SERP to be credited with 24 months’ service credit for vesting and benefit accrual purposes and her accrued benefit would vest. Upon termination due to death or disability, her accrued benefit under the SERP also would vest.

If her employment is terminated without cause or for good reason, Ms. Sullivan is entitled to receive a separation allowance equal to two times base salary plus two times target bonus under our annual incentive plan payable over a 24-month severance period, and continued participation in our medical, dental, long-term disability and life insurance programs for up to 24 months. Ms. Sullivan will also be entitled to (i) any annual incentive award earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date and (ii) if termination occurs prior to the end of any fiscal year, a pro rata bonus for the fiscal year in which employment terminates determined and paid based on actual performance achieved for that fiscal year.

If Ms. Sullivan’s employment is terminated without cause or for good reason within 24 months following a change in control, she will receive a lump sum separation allowance equal to two times base salary plus two times target bonus under our annual incentive plan, and continued participation in our medical, dental, long-term disability and life insurance programs for up to 24 months. Ms. Sullivan will also be entitled to (i) any annual incentive award earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date and (ii) if termination occurs prior to the end of any fiscal year, a pro rata bonus for the fiscal year in which employment terminates determined and paid based on actual performance achieved for that fiscal year. Upon any change in control, all then outstanding stock options/SARs, restricted stock and restricted stock unit awards vest in full. She would also be entitled to a gross up in connection with any parachute payment excise tax under Internal Revenue Code Section 4999 for payments in connection with a change in control, such that she would be in the same after-tax position she would have been had no excise tax been imposed, subject to a limited cutback of payments to her under certain conditions.

In addition, upon termination without cause or for good reason within the initial 4 1/2 year term of the agreement or any failure of us to renew the agreement at the end of the initial 4 1/2 year term other than for cause, all then unvested outstanding stock options/SARs would automatically vest and all then unvested restricted stock or restricted stock unit awards would continue to vest for 24 months.

Our failure to renew the agreement at the end of any term other than for cause, normal retirement, death or disability will be considered a termination without cause. Ms. Sullivan’s failure to renew the agreement at the end of any term other than for normal retirement or good reason will be treated as a voluntary termination by Ms. Sullivan without good reason. Either party may voluntarily terminate employment on or after normal retirement age of 65.

Ms. Sullivan has agreed to refrain from solicitation or hiring of our personnel for 18 months following termination of employment, and for 18 months following any employment termination not to engage in a competitive business. In addition, upon a breach of the non-competition or non-solicitation covenants, we will terminate any severance payments and benefits and will have the right to recover any severance payments and benefits previously paid.

Under Ms. Sullivan’s agreement, the term “cause” means, generally, (i) the executive’s conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal law or state law; (ii) fraudulent conduct by the executive in connection with our business affairs; (iii) theft, embezzlement, or other criminal misappropriation of funds by the executive (other than good faith expense account disputes or de minimus amounts); (iv) the executive’s willful refusal to materially perform her executive duties; (v) the executive’s willful misconduct, which has, or would have if generally known, a materially adverse effect on the business or our reputation; or (vi) the executive’s material breach of a covenant, representation, warranty or obligation under her employment agreement.

“Good reason” means, generally, without the executive’s written consent (i) a reduction by us in the executive’s base salary or target bonus, or a breach of our obligations with regard to certain perquisites, (ii) the Board materially reduces the executive’s authority, responsibilities or duties such that the executive no longer has the title of, or serves or functions as, our chief executive officer, (iii) we fail to maintain an annual and long-term incentive program for senior executives in which the executive participates; (iv) we fail to maintain for the executive our defined benefit supplemental executive retirement plan, unless replaced for the executive with a substantially comparable benefit; (v) failure of the Board to nominate the executive for election to the Board of Directors at an annual meeting of shareholders or failure of the executive to have been elected by the shareholders to the Board at any time; (vi) us requiring the executive to be based at a location in excess of thirty-five miles from the location of our principal executive office, except for required travel on our business; (vii) we fail to obtain the written assumption of its obligations under her employment agreement by a successor not later than the consummation of a merger, consolidation or our sale; or (viii) a material breach by us of our obligations under the employment agreement; which, as to each event, is not remedied by us within 30 days of receipt of written notice. The executive may only exercise her right to terminate for good reason within 120 days immediately following the occurrence of any of these events.

“Change in control” is defined in our 2003 Executive Stock Based Incentive Plan and means, generally, (i) any person or persons (other than us or any of our subsidiaries and AEON or any of its subsidiaries or affiliates) acquires more than 25 percent of our outstanding voting shares and no other person or persons owns a greater percentage of our voting shares or (ii) individuals who presently make up our Board or who become members of our Board with the approval of the existing Board cease to be at least a majority of the Board.

Employment Agreement for Michael Scarpa

Michael Scarpa was appointed as our Chief Operating Officer effective as of December 4, 2008, pursuant to an employment agreement. Mr. Scarpa also assumed the duties of Chief Financial Officer on January 5, 2009, concurrently with Mr. Larsen’s retirement as CFO. Mr. Scarpa also serves as our Treasurer.

Mr. Scarpa’s employment agreement set his base salary at $775,000 per year, which is to be reviewed annually for potential increases. Mr. Scarpa also received a $150,000 signing bonus at the commencement of his employment. In the event Mr. Scarpa voluntarily leaves us, resigns other than for good reason, or his employment is terminated for cause in his first year of employment, he would be required to reimburse us for this signing bonus. Under his agreement, Mr. Scarpa is eligible for a target annual incentive award opportunity of 100% of base salary, and participation for fiscal 2009 is guaranteed at a minimum of $387,500 (which equals one-half his target award opportunity for that year) unless he voluntarily leaves, resigns other than for good reason or his employment is terminated for cause prior to the date that fiscal 2009 bonuses are paid to our senior officers. Mr. Scarpa is also eligible to participate in our equity plan.

As initial long-term equity incentive inducement awards, Mr. Scarpa was granted (i) 125,000 shares of restricted stock, vesting 25% on December 4, 2009, 25% on December 4, 2010, and 50% on December 4, 2011 and (ii) an option to purchase 75,000 shares at an exercise price of $2.00 per share, which was the NYSE closing price of our common stock on the date of the option grant. The stock option vest in three equal annual installments on the first through third anniversaries of the grant date and has a term of ten years. The unvested portion of the stock option will expire immediately in the event Mr. Scarpa’s employment is terminated or ceases for any reason other than death, disability, retirement or a period of related employment. Mr. Scarpa’s stock option vests in full upon any change in control. Under Mr. Scarpa’s change in control agreement, “change in control” generally has the same meaning as it does under our 2003 Executive Stock Based Incentive Plan.

Pursuant to his agreement, Mr. Scarpa is eligible to participate in all benefit plans generally available to our senior executives, and is entitled to certain perquisites commensurate with the chief operating officer level (including an automobile allowance and reimbursement of financial planning costs). In addition, Mr. Scarpa is eligible for a relocation allowance during the first two years of his employment. Mr. Scarpa will be required to reimburse us for total relocation expenses paid to him if he voluntarily leaves, resigns for other than good reason or his employment is terminated for cause during the one-year period following his relocation. Mr. Scarpa is also entitled to receive a housing and commuting allowance for him and his spouse of $10,000 per month unless and until he relocates to the Hingham, Massachusetts area. In the event Mr. Scarpa is terminated without cause or due to death or disability, or he terminates his employment for good reason, we will assume responsibility for lease payments for his Boston area housing rental for a period of up to one year immediately following the termination (not to exceed an amount equal to 12 months of his above-stated housing and commuting monthly allowance).

If employment is terminated without cause or for good reason Mr. Scarpa is entitled to receive a separation allowance equal to 1.5 times base salary payable over an 18-month severance period, as well as continued participation in our medical and dental programs for up to 18 months.

Pursuant to his change in control agreement, in the event that Mr. Scarpa’s employment is terminated without cause or for good reason within 12 months following a change in control, he will receive a lump sum separation allowance equal to his annual base salary plus his target bonus under our annual incentive plan within 30 days after the effective date of such termination. He will also be entitled to continued participation in our medical, dental, long-term disability and life insurance programs for up to one year.

Mr. Scarpa has agreed to refrain from solicitation or hiring of our personnel for one year following termination of employment, and for 18 months following any employment termination, not to engage in a competitive business. In addition, 10 days following written notice of an uncured material breach of Mr. Scarpa’s confidentiality, non-competition or non-solicitation covenants, we will terminate any severance payments and benefits and will have the right to recover any severance payments and benefits previously paid to him. In the event that Mr. Scarpa’s employment is terminated without cause within 12 months following a change in control and he is paid severance pursuant to and as calculated under the terms of the change in control agreement or any amendment or successor agreement thereto, Mr. Scarpa has agreed to abide by the non-competition covenant for (i) a period of 12 months following such termination of employment, or (ii) if greater, the period of time not to exceed 18 months that is the same as the period of time used to calculate the salary portion of his severance payment, even if such severance payment is paid in a lump sum.

Under Mr. Scarpa’s agreement, the term “cause” means, generally, (i) any material breach by the executive of the employment agreement or any other agreement with us (which is not cured within 30 days following written notice from us), (ii) any act or omission by the executive which may have a material and adverse effect on our business or on the executive’s ability to perform services for us, including, without limitation, the commission of any crime involving moral turpitude or any felony, or (iii) any material misconduct in connection with our business or affairs or intentional neglect by the executive in performing his assigned responsibilities.

“Good reason” generally means, without the executive’s written consent (i) a substantial adverse reduction in the executive’s duties, other than during any period of illness or incapacity, such that the executive no longer serves as a principal officer overseeing our financial matters and our major general operating matters; or (ii) a material reduction in the executive’s annual base salary; which, with respect to subsections (i) and (ii) above, we do not remedy within 45 days of receipt of written notice of such event delivered by the executive to us; provided, that the executive may only exercise his right to terminate employment for good reason within the 90-day period immediately following the occurrence of either of the events described in subsections (i) and (ii) above.

Retirement of Edward L. Larsen

Edward L. Larsen retired from his position as our Senior Vice President, Finance, Chief Financial Officer and Treasurer on January 5, 2009. Pursuant to a letter agreement in connection with Mr. Larsen’s retirement arrangements, Mr. Larsen agreed to continue as a non-executive employee for up to not more than one year, with his last potential day of employment with us established as January 16, 2010, to assist with the transition of our new principal financial officer and to provide assistance in connection with our strategic initiatives.

In connection with Mr. Larsen’s assumption of this advisory role, we entered into a letter agreement with him that governed his compensation and benefits. This letter agreement superseded all of his prior agreements with us, including his change in control agreement as well as his severance agreement.

Under the letter agreement, during his continuing employment with us, Mr. Larsen was to be compensated for up to a maximum of approximately one year, on generally the same terms as were in effect for him prior to January 5, 2009, including base salary, participation in customary benefit plans, including health and welfare benefits, qualified and nonqualified defined benefits, defined contribution and deferred compensation plans, term life insurance and long-term disability coverage (but no future grants under annual or long-term incentive programs) and continued vesting of his outstanding unvested stock options and restricted stock until his actual separation date (except for the accelerated vesting of his 21,000 special retention restricted shares which vested on the date he stepped down from his position as CFO). Under the letter agreement, Mr. Larsen’s unvested stock options were to terminate on his retirement date and all of his vested stock options were to continue to be exercisable until three years from his retirement date (but in no event beyond the original expiration date).

Under the letter agreement, if Mr. Larsen were to voluntarily resign from his advisory role with us (or if his employment with us was terminated due to death or disability) prior to January 16, 2010, he would be entitled to (i) earned base salary until his employment separation date, (ii) continued base salary until January 16, 2010,

(iii) accrued and unpaid benefits due and payable to him under plan terms up to his employment separation date, (iv) continued participation (except in case of death), through COBRA or otherwise, in the medical and dental programs provided to him immediately prior to such termination until January 16, 2010, (v) benefits and payments to which he would be entitled under our benefits plans for service through his actual separation date, subject to satisfaction of plan requirements, and (vi) vesting of his equity awards up to his employment separation date, on which date (a) any unvested outstanding restricted stock would terminate, and (b) any unvested outstanding options would terminate and he would have three years from his employment separation date (or up to the original option expiration date, if earlier) to exercise his vested options.

On January 31, 2009, Mr. Larsen resigned from his advisory role with us. Mr. Larsen has agreed to refrain from soliciting or hiring our personnel for a period of one year following his separation of employment with us. In addition, he has agreed not to work for specified competitive businesses until January 16, 2010.

Employment Agreement for Michael Smaldone

Michael Smaldone joined us as our Chief Creative Officer for the Talbots brand in December 2007, pursuant to an employment agreement. He received a $400,000 signing bonus, payable in two increments as follows: $150,000 upon commencement of his employment, and $250,000 in March 2008.

The employment agreement set Mr. Smaldone’s initial base salary at $725,000 per year, which is to be reviewed annually for potential increases. Under his agreement, he was eligible for an annual incentive award opportunity of 50% of base salary, and participation for fiscal 2008 was guaranteed at a minimum of $362,500. In February 2008, Mr. Smaldone’s annual incentive award opportunity was increased to 90% of base salary.

Mr. Smaldone is also eligible to participate in our equity plan. As initial long-term equity incentive inducement awards, Mr. Smaldone was granted (i) 35,000 shares of restricted stock, vesting in annual one-quarter increments on each of the first four anniversaries of the grant date (December 17, 2007) and (ii) an option to purchase 15,000 shares at an exercise price of $12.85 per share, which was the NYSE closing price of our common stock on the date of the option grant. The stock options vest in three equal annual installments on the first through the third anniversaries of the grant date and has a term of ten years. The unvested portion of the stock option will expire immediately in the event Mr. Smaldone’s employment is terminated or ceases for any reason other than death, disability, retirement or a period of related employment. Mr. Smaldone’s stock option vests in full upon any change in control. Under Mr. Smaldone’s change in control agreement, “change in control” generally has the same meaning as it does under our 2003 Executive Stock Based Incentive Plan.

Pursuant to his agreement, Mr. Smaldone is eligible to participate in all benefit plans generally available to our senior executives and is entitled to certain perquisites commensurate with the executive vice president level (including an annual automobile allowance and reimbursement of financial planning costs).

If employment is terminated without cause or for good reason Mr. Smaldone is entitled to receive a separation allowance equal to 1.5 times base salary payable over an 18-month severance period, as well as continued participation in our medical and dental programs for up to 18 months.

Pursuant to his change in control agreement, in the event that Mr. Smaldone’s employment is terminated without cause within 12 months following a change in control, he will receive a lump sum separation allowance equal to his annual base salary plus his target bonus under our annual incentive plan within 30 days after the effective date of such termination. He will also be entitled to continued participation in our medical, dental, long-term disability and life insurance programs for up to one year.

Mr. Smaldone has agreed to refrain from solicitation or hiring of our personnel for one year following termination of employment and for 18 months following any employment termination, not to engage in a competitive business. In addition, 30 days following written notice of an uncured material breach of the non-competition or non-solicitation covenants, we have the right to terminate severance payments and benefits.

Under Mr. Smaldone’s employment agreement, the term “cause” means, generally, (i) any material breach by the executive of the employment agreement or any other agreement with us (which is not cured within 30 days following written notice from us), (ii) any act or omission by the executive which may have a material and adverse effect on our business or on the executive’s ability to perform services for us, including, without limitation, the conviction of or plea of nolo contendere for any crime involving moral turpitude or any felony, or (iii) any material misconduct or material gross neglect of duties by the executive in connection with our business or affairs.

“Good reason” generally means, without the executive’s written consent, (i) a substantial adverse reduction in the executive’s duties, other than during any period of illness or incapacity, such that the executive no longer has the title of, or serves, as a senior executive of a major branded business; (ii) a material reduction in the executive’s annual base salary; or (iii) a requirement that the executive’s principal place of business be at an office located more than 35 miles from the site of the executive’s current principal place of business, except for relocation to our principal headquarters location or to the New York metropolitan area or for required travel on business; which, with respect to subsections (i) and (ii) above, we do not remedy within 45 days of receipt of written notice of such event delivered by the executive to us; provided, that the executive may only exercise his right to terminate employment for good reason within the 120-day period immediately following the occurrence of any of the events described in subsections (i) through (iii) above.

Employment Agreement for Philip H. Kowalczyk

Mr. Kowalczyk entered into an amended employment agreement with us, dated as of November 20, 2007, when the Board appointed Mr. Kowalczyk to the newly-created position of Chief Operating Officer. His employment agreement had an initial term ending on the last day of our 2009 fiscal year, with one-year automatic renewal terms unless six months’ notice was provided by either party. Mr. Kowalczyk’s agreement set his base annual salary at $725,000 to be reviewed annually for potential increases.

Pursuant to the terms of the agreement, Mr. Kowalczyk was entitled to participate in all benefit plans generally available to our senior executives and was provided with the level of perquisites that was generally provided by us to similarly situated senior executives.

Mr. Kowalczyk separated from us effective July 2, 2008. Under his agreement, he was entitled to receive a separation allowance equal to two times base salary plus two times target bonus under our annual incentive plan payable over a 24-month severance period, and continued participation in our medical, dental, long-term disability and life insurance programs for up to 24 months. Mr. Kowalczyk was also entitled to any annual incentive bonus earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date. In addition, since termination occurred prior to the end of a fiscal year, Mr. Kowalczyk was entitled to a pro rata bonus for fiscal year 2008 to be determined and paid based on actual performance achieved for that fiscal year against the performance goals for that year. However, as explained in more detail under “Compensation Discussion and Analysis” above, the goals under our annual incentive plan for fiscal 2008 were not met, and therefore Mr. Kowalczyk was not entitled to and did not receive such a pro-rated bonus. Mr. Kowalczyk’s employment agreement also entitled him to (i) the accelerated vesting upon a termination without cause of the 53,476 restricted shares granted to him in connection with his appointment to the position of COO and (ii) a three year period following his separation from employment to exercise any outstanding vested options held by him upon the effective date of his termination (but in no event could such an option be exercised beyond the original expiration date).

Mr. Kowalczyk agreed to refrain from the solicitation or hiring of our personnel for 18 months following his termination of employment and not to work in any capacity for certain named retailers for 12 months following any employment termination. Under the agreement, in the event of a breach of the non-competition or non-solicitation covenants, we have the right to terminate any severance payment and benefits and will have the right to recover any severance payment and benefits previously paid.

Under Mr. Kowalczyk’s agreement, the terms “cause”, “good reason” and “change in control” generally had the same meaning as in Ms. Sullivan’s agreement.

Severance Agreement and Change in Control Agreements for Certain Other Executive Officers

In August 2007, the Compensation Committee approved a severance program for our senior executives and of J. Jill, at the level of Vice President and above. Under this program, Mr. O’Connell is entitled to severance protection of 1.5 times base salary, plus continuation of health and welfare benefits for the corresponding severance protection period. This severance arrangement covers an employment termination by us without cause or by the covered executive for good reason provided such employment termination occurs within the two year term of this severance program which ends in August 2009. Prior to her retirement, Ms. Mandell was a participant in this program.

“Cause” means, generally, (i) any material breach by the executive of the agreement or any other agreement to which both the executive and us are parties, (ii) any act or omission to act by the executive which may have a material and adverse effect on our business or on the executive’s ability to perform services for us, including the commission of any crime involving moral turpitude or any felony, or (iii) any material misconduct or material neglect of duties by the executive in connection with our business or affairs. “Good reason” generally means a termination based on one or more of the following events occurring without the executive’s express written consent: (a) a substantial adverse reduction in the executive’s overall responsibilities as an executive; (b) a material reduction by us in the executive’s annual base salary as in effect on the date of their agreement or as the same may be increased from time to time; or (c) us requiring that the Executive’s principal place of business be at an office located more than 35 miles from the site of the executive’s current principal place of business, except for required travel on our business

Mr. O’Connell has a separate change in control agreement (and, prior to her retirement, Ms. Mandell was party to the same change in control agreement). These agreements were entered into in November 1993 in connection with our initial public offering. In the event there is a change in control and within the following 12 months the executive’s employment is terminated by us without cause, the executive would be entitled to receive a lump sum equal to one times the sum of: (i) base salary and (ii) his or her target MIP bonus. In addition, following a change in control, the officer would be entitled to continue benefits under our benefit programs for up to one year after termination. “Without cause” means, generally, termination of employment not due to the following: (i) death, (ii) the executive substantially failing to perform his or her material duties as a result of physical incapacity for a continuous period of at least six months after the executive has become eligible for our long-term disability benefits, (iii) the executive’s conviction for theft or public drunkenness, (iv) repeated misconduct which has a materially adverse effect, (v) conviction of a felony, (vi) material breach of the confidentiality and non-disclosure agreement made between us and the executive, or (vii) other material breach by the executive and failure substantially to correct the breach. “Change in control” is as defined in our 2003 Executive Stock Based Incentive Plan.

Estimated Severance and Certain Other Post-Employment Payments and Benefits

The following table shows the estimated payments and value of benefits that we would provide to each of its NEOs who is currently serving as our executive officer in the event of employment termination, in each case assuming a hypothetical employment separation date of January 31, 2009 (the last day of our 2008 fiscal year). For this table, the market price of our Common Stock is assumed to be $2.03, which was the NYSE closing price on January 30, 2009, the last trading day prior to the end of our 2008 fiscal year (Saturday, January 31, 2009). Certain other assumptions made for purposes of presenting this information are explained below. With regard to Mr. Kowalczyk, Mr. Larsen, and Ms. Mandell, the information in the following table provides the payments and benefits to which these former executives were actually entitled in connection with their separation from employment with the Company on July 2, 2008, January 31, 2009, and, March 20, 2009 respectively.

		(A)	(B)	(C)	(D)	(E)	(F)	(G)
								Termination
								Without
								Cause or
								for Good
								Reason
							Change in	Within
						Termination	Control	1 Year
						Without	Event	Following a
						Cause or	Without	Change in
		Voluntary	Voluntary			for Good	Employment	Control
	As of 1/31/09:	Resignation	Retirement	Disability	Death	Reason	Termination	Event(1)

Trudy F. Sullivan	Salary(2)	—	—	—	—	2,000,000	—	2,000,000
	MIP(2)	—	—	—	—	2,400,000	—	2,400,000
	Equity Acceleration(3)	—	—	532,875	532,875	532,875	683,095	683,095
	Incremental Non-Qualified Pension(4)	—	—	17,729	—	424,630	—	424,630
	Incremental Medical, Dental, etc.(5)	—	—	—	—	74,141	—	74,141
	Auto Benefit(6)	—	—	—	—	—	—	—
	Tax Gross-Up	—	—	—	—	—	—	—
	TOTAL	—	—	550,604	532,875	5,431,646	683,095	5,581,866
Michael Scarpa	Salary(2)	—	—	—	—	1,162,500	—	775,000
	MIP(2)	—	—	—	—	—	—	775,000
	Equity Acceleration(3)	—	—	—	—	—	256,000	256,000
	Incremental Non-Qualified Pension(4)	—	—	—	—	—	—	—
	Incremental Medical, Dental, etc.(5)	—	—	—	—	21,342	—	14,228
	Auto Benefit(6)	—	—	—	—	—	—	21,000
	TOTAL	—	—	—	—	1,183,842	256,000	1,841,228
Edward L. Larsen	Salary(2)	—	425,466	—	—	—	—	—
	MIP(2)	—	—	—	—	—	—	—
	Equity Acceleration(3)	—	49,140	—	—	—	—	—
	Incremental Non-Qualified Pension(4)	—	89,845	—	—	—	—	—
	Incremental Medical, Dental, etc.(5)	—	13,175	—	—	—	—	—
	Auto Benefit(6)	—	—	—	—	—	—	—
	TOTAL	—	577,626	—	—	—	—	—

		(A)	(B)	(C)	(D)	(E)	(F)	(G)
								Termination
								Without
								Cause or
								for Good
								Reason
							Change in	Within
						Termination	Control	1 Year
						Without	Event	Following a
						Cause or	Without	Change in
		Voluntary	Voluntary			for Good	Employment	Control
	As of 1/31/09:	Resignation	Retirement	Disability	Death	Reason	Termination	Event(1)

Michele M. Mandell	Salary(2)	—	28,536	—	—	—	—	—
	MIP(2)	—	—	—	—	—	—	—
	Equity Acceleration(3)	—	—	—	—	—	—	—
	Incremental Non-Qualified Pension(4)	—	426,540	—	—	—	—	—
	Incremental Medical, Dental, etc.(5)	—	—	—	—	—	—	—
	Auto Benefit(6)	—	—	—	—	—	—	—
	TOTAL	—	455,076	—	—	—	—	—
Richard T. O’Connell, Jr.	Salary(2)	—	—	—	—	609,438	—	406,292
	MIP(2)	—	—	—	—	—	—	304,719
	Equity Acceleration(3)	—	—	—	—	41,209	218,022	218,022
	Incremental Non-Qualified Pension(4)	—	404,691	404,691	—	—	—	518,070
	Incremental Medical, Dental, etc.(5)	—	561,553	561,553	280,777	561,553	—	561,553
	Auto Benefit(6)	—	—	—	—	—	—	19,850
	TOTAL	—	966,244	966,244	280,777	1,212,200	218,022	2,028,506
Michael Smaldone	Salary(2)	—	—	—	—	1,087,500	—	725,000
	MIP(2)	—	—	362,500	362,500	362,500	—	1,015,000
	Equity Acceleration(3)	—	—	—	—	—	53,288	53,288
	Incremental Non-Qualified Pension(4)	—	—	—	—	—	—	—
	Incremental Medical, Dental, etc.(5)	—	—	—	—	7,494	—	4,996
	Auto Benefit(6)	—	—	—	—	—	—	21,400
	TOTAL	—	—	362,500	362,500	1,457,494	53,288	1,819,684
Philip H. Kowalczyk	Salary(2)	—	—	—	—	1,500,192	—	—
	MIP(2)	—	—	—	—	1,087,500	—	—
	Equity Acceleration(3)	—	—	—	—	571,124	—	—
	Incremental Non-Qualified Pension(4)	—	—	—	—	—	—	—
	Incremental Medical, Dental, etc.(5)	—	—	—	—	14,060	—	—
	Auto Benefit(6)	—	—	—	—	—	—	—
	Interest	—	—	—	—	484	—	—
	Tax Gross-Up	—	—	—	—	274	—	—
	TOTAL	—	—	—	—	3,173,634	—	—

(1)	Under the terms of her employment agreement, Ms. Sullivan would receive the benefits represented in column (G) if the termination event occurred within two years following a Change in Control Event.

As discussed above, if the employment of Mr. Scarpa, Ms. Mandell, Mr. O’Connell or Mr. Smaldone were terminated by us without cause, or in the case of Mr. Scarpa, by him with good reason on January 31, 2009 within one year following a Change in Control Event, each executive would be entitled to the benefits under his or her Change in Control Agreement, and the amounts shown under column (G) represent the benefit that each of these executives would receive under the Change in Control Agreement. If the termination without cause or, for Mr. Scarpa for good reason, following a Change in Control Event occurs while each executive is still a party to his or her Severance Agreement as currently in effect, then under the terms of the Severance Agreement, each executive would alternatively be entitled to the more favorable amount, if any, provided under the Severance Agreement as compared to the amounts provided under his or her Change in Control Agreement.

(2)	Each NEO’s annual salary earned through fiscal 2008 year end is reported in the Summary Compensation Table and is not included in the above table. The salary for Mr. Larsen represents his entitlement to salary for the period from the date he separated from employment on January 31, 2009 through January 16, 2010, per the terms of his letter agreement. The salary amount for Ms. Mandell represents her entitlement to accrued but unused vacation. The amounts for Mr. Kowalczyk and Mr. Larsen also include payments for accrued but unused vacation.

In 2008 no bonuses were earned or paid under the MIP, except for the guaranteed bonus to which Mr. Smaldone was entitled per the terms of his employment agreement. Mr. Smaldone was entitled to this bonus so long as his employment was not terminated by us for cause or by him without good reason prior to the date that fiscal year 2008 bonuses were paid to senior officers.

(3)	The amount for “Equity Acceleration” represents the market value of unvested PARS shares and other restricted stock awards which would have become vested on an accelerated basis on January 31, 2009 as a result of a CIC as of that date (this value would vest upon a CIC even if the executive’s employment is not terminated) and, in the case of Ms. Sullivan, upon certain termination events specified in her employment agreement. Generally, options held by NEOs are out-of-the-money with the exception of options held by Mr. Scarpa.

For Mr. Larsen and Mr. Kowalczyk, the amount for “Equity Acceleration” represents the market value of unvested restricted stock awards which became vested for Mr. Larsen on January 5, 2009 and for Mr. Kowalczyk on July 10, 2008 as a result of their separation from employment with the Company.

(4)	The present value of the accumulated pension benefits under our non-qualified defined benefit pension plan for each of the NEOs can be found in column (D) of the “Pension Benefits for Fiscal 2008” table above. The amounts shown here are any incremental pension benefits to which the executive would be entitled by virtue of the occurrence of the specified termination event.

Under Ms. Sullivan’s employment agreement, a termination without cause or for good reason before or within two years following a Change in Control Event, or due to death or disability would trigger the vesting of her accrued pension benefits. The value of any incremental benefit associated with this accelerated vesting is reflected in columns (C), (E) and (G) (no incremental benefit arises with respect to the death scenario due to the fact that any accrued benefit is payable as a 50% joint and survivor benefit to the beneficiary). The value under columns (E) and (G) also include the two years of additional service credit that Ms. Sullivan would receive upon certain termination events as provided in her employment agreement.

For Mr. O’Connell, the value under column (G) reflects the additional year of service credit to which he would be entitled under his Change in Control Agreement. While Mr. Scarpa and Mr. Smaldone would also be entitled to this additional year of service credit under their Change in Control Agreements, no value is shown under column (G) for these executives for the following reasons: Mr. Scarpa is not eligible to participate in our defined benefit pension plans, and Mr. Smaldone was not vested in his accrued pension benefit at January 31, 2009 (even when taking the additional year of service credit into account) and as such, would not receive any pension benefit in this scenario.

(5)	Mr. O’Connell currently satisfies the eligibility conditions for retiree medical and dental coverage under the separate executive medical plan. However, because Mr. O’Connell (along with two other former executive officers) is the only participant in this separate executive medical plan, we have provided the present value of Mr. O’Connell’s benefits under the plan as of January 31, 2009. Mr. Kowalczyk was entitled to continuation of his medical, dental, life, and disability coverage under his agreement for up to 24 months. Mr. Kowalczyk was provided five months of benefits continuation at which time he became eligible to be covered under a comparable benefits plan of a subsequent employer. Mr. Larsen is entitled to continuation of his medical, dental, life, and disability coverage under his agreement until the earlier of January 16, 2010 or such time that he received comparable coverage from a subsequent employer. The amount for Mr. Larsen represents the continuation of coverage through January 16, 2010. The amount for Mr. Scarpa is estimated based on anticipated benefits elections.

(6)	The amount in “Auto Benefit” represents continued auto benefits for one year following employment termination in accordance with the executive’s Change in Control Agreement.

The timing of the payment of some compensation and benefits may be restricted under IRC Section 409A, which regulates deferred compensation. Some amounts payable to any of the NEOs upon employment termination may be delayed for six months after termination.

The amounts in the “Estimated Severance and Certain Other Post-Employment Payments and Benefits” table do not include retirement amounts which a NEO may be entitled to receive under our Retirement Plan or Supplemental Executive Retirement Plan. Those retirement amounts are provided above in the “Pension Benefits for Fiscal 2008” section of this Proxy Statement. The amounts in the above table also do not include any amounts under our RSVP 401(k) plan. The amounts in the above table also do not include the amounts under our Supplemental Savings Plan or Deferred Compensation Plan, which are provided above in the “Non-Qualified Deferred Compensation for Fiscal 2008” section of this Proxy Statement.

The above table only provides estimates of amounts payable and the value of benefits under existing employment arrangements and plans and in the circumstances shown. The payments and benefits actually provided would be materially impacted by when any employment separation or CIC in fact occurred, the form and amount of consideration payable in any CIC, the market price of our common stock at the time of a CIC or other termination event, and many other factors. Payments and benefits are governed by the terms of our plans and contracts with the NEOs, which may be subject to interpretation and future modification.

DIRECTOR COMPENSATION

Processes, Procedures and Rationale

The Corporate Governance and Nominating Committee is responsible for reviewing and making recommendations to the Board of Directors on the compensation of our non-management directors. As part of this process, the Committee regularly reviews the structure, composition and operation of the Board and its committees and annually solicits comments from all directors concerning the Board’s performance. The Committee also considers the amount of time spent by our directors in their duties for us. The Board in consultation with the Corporate Governance and Nominating Committee then determines the form and amount of non-management directors’ compensation.

Prior to fiscal 2008, under a program adopted by the Board in May 2004, the non-management directors received an annual cash retainer and an annual award of 4,000 restricted stock units (“RSUs”), both of which could be deferred.

In February 2008, the Corporate Governance and Nominating Committee, with the assistance of Pearl Meyer & Partners, commenced a review of our director compensation program and requested that Pearl Meyer & Partners provide recommendations on proposed changes. Pearl Meyer & Partners provided an analysis of marketplace trends as well as an analysis of our director compensation program as compared to the director compensation programs of the fourteen peer companies included in the comparator group used in determining fiscal 2008 compensation for our executives (for a list of these companies, see above under “Fiscal 2008 Compensation Matters — Fiscal 2008 Benchmarking” in the Compensation Discussion and Analysis).

Based on its analysis, the consultant concluded that our non-management director compensation program was not in line with marketplace trends. Pearl Meyer & Partners found that the cash retainers and equity grants under our director compensation program were each below the 25th percentile, and the total direct compensation of our non-management directors was the lowest among the comparator group. While these comparisons to market indicated that increases in Board compensation were warranted, the Board members generally agreed that given the current economic climate and our financial performance, it was not an appropriate time to make significant wholesale increases to their compensation.

Based on its discussions with our Board members and with our independent directors, Pearl Meyer & Partners recommended the following modifications to the non-management director compensation program, to be implemented over a two-year period, which were subsequently approved by the Board in September 2008:

•	Effective August 1, 2008, payment of an annual retainer of $10,000 for the newly-created non-executive chairman position and an annual retainer of $10,000 for the newly-created lead director position (from $5,000 for the presiding director position).

•	A one-time option grant awarded to non-management directors in September 2008 covering 12,000 shares. These options are scheduled to vest on the last business day of fiscal 2012, with possible accelerated vesting based on achievement of certain levels of Talbots stock price performance.

•	Commencing in fiscal 2009, an annual option grant to non-management directors of 3,000 shares vesting in one-third increments over three years, in addition to the existing annual award of 4,000 RSUs.

•	Effective March 2009, subject to possible delay or modification based on the Board’s further assessment, payment of: an annual retainer of $40,000 (from $28,000) for each non-management director; an annual retainer of $15,000 (from $5,000) for audit committee chair and $10,000 (from $5,000) for compensation and governance committee chairs; and an annual retainer of $5,000 for the other members of the audit, compensation and governance committees (under the previous program, no separate committee member retainer had been provided).

The Board also determined, based on the recommendation of Pearl Meyer & Partners, that going forward any independent director newly appointed to the Board would be awarded a one time sign-on option grant of 20,000 shares vesting in one-third increments over three years. In addition, the Board determined that the mandatory share ownership guidelines applicable to all directors were to be maintained under the new compensation program.

At its February 2009 meeting, the Board reviewed the cash portions of the new compensation program and determined not to implement any of the proposed increases to the annual cash retainers for service as a Board member, committee chair or committee member and concluded that it would revisit the possible increases at an appropriate time in the future.

Compensation Paid to Board Members

As described above, our non-management directors receive a combination of cash and equity compensation. Ms. Sullivan, our President and Chief Executive Officer, is currently the only management director on the Board and does not receive any separate compensation for her services as a director.

Cash Compensation

Non-management directors receive an annual cash retainer of $28,000 plus expenses. The chairperson of each Board committee receives an additional annual retainer of $5,000. Effective August 2008, our non-executive Chairman and our Lead Director each receive an additional annual retainer of $10,000.

Equity Awards

We maintain a shareholder-approved equity plan for our non-management directors. From 2004 through 2008, non-management directors received an award of 4,000 RSUs on or about June 1st of each year. As described above, under the new non-management director compensation program, it was determined that in addition to the annual RSU award, each non-management director would also receive an annual grant of an option to purchase 3,000 shares of Common Stock. It was also determined that, commencing in fiscal 2009, these annual awards would be granted on April 1st of each year.

The RSUs awarded to our non-management directors generally vest one year from the grant date. Holders of RSUs are entitled to dividends equivalent to Common Stock dividends, when and if declared, but do not have voting rights until the RSUs are vested. The annual option grants vest in annual one-third increments on the anniversary of the grant date with a ten year expiration period.

As described above, in September 2008, the non-management directors were also awarded a one-time grant of options to purchase 12,000 shares of Common Stock. These options have a ten year expiration period and are scheduled to vest on the last business day of fiscal 2012, subject to possible earlier vesting in one-third increments if, over a period of 15 days during any consecutive 20-day trading period, the closing stock price equals or exceeds specified threshold prices.

Upon a director’s retirement, death, or cessation of Board service for reason other than removal for cause or a director’s unilateral decision to resign, any unvested portion of options granted under the new director compensation program continue to vest. Directors may exercise these options for three years following vesting, unless the director is removed from the Board for cause or the option vests after the director’s service on the Board has ceased, in which case the director will have 90 days following vesting to exercise the option in question (but in no event may these options be exercised beyond the ten year expiration period).

Personal Benefits

Non-employee directors are reimbursed for travel expenses incurred in attending meetings. It is also our policy to provide reimbursement for the travel expenses of a director’s spouse if he or she accompanies the director on Company-related business travel. Non-employee directors are also entitled to the forty percent clothing discount to which all employees are entitled.

Share Ownership Requirement

All non-management directors are subject to a minimum share ownership requirement. Each non-management director is required to own beneficially a minimum of 5,000 shares of Common Stock and/or RSUs (together these are referred to as “owned shares”) over a three year period from the date of first joining the Board. Until a director holds 5,000 owned shares, 2,000 RSUs are mandatorily deferred in the first two years of Board service and 1,000 RSUs in the third year of Board service and until the director terminates service as a Board member.

Deferred Compensation Program for Non-Management Directors

Non-management directors may voluntarily defer all or a portion of their RSUs or cash retainers under the Directors Deferred Compensation Plan. No earnings under the Directors Deferred Compensation Plan are above market.

DIRECTOR SUMMARY COMPENSATION TABLE FOR FISCAL 2008

The table below summarizes the compensation paid by us to non-employee directors for fiscal 2008.

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
					Change in
					Pension Value
	Fees				and Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

John W. Gleeson	33,000	49,080	70,080	0	0	0	152,160
Tsutomu Kajita	33,815	49,080	70,080	0	0	0	152,975
Motoya Okada	28,000	49,080	70,080	0	0	0	147,160
Gary M. Pfeiffer	42,158	49,080	70,080	0	0	0	161,318
Yoshihiro Sano	28,000	49,080	70,080	0	0	0	147,160
Susan M. Swain	33,000	49,080	70,080	0	0	0	152,160
Isao Tsuruta	28,000	49,080	70,080	0	0	0	147,160
Arnold B. Zetcher	0	0	0	0	0	0	0

Name (Column (A))

Ms. Sullivan, our President and Chief Executive Officer, received no separate compensation for her service as director and is not included in this table. The compensation received by Ms. Sullivan for service as our President and CEO is shown in the Summary Compensation Table above. Mr. Zetcher served as a non-executive Chairman for approximately two months during fiscal year 2008 subsequent to his retirement. He received no separate compensation for his service.

Fees Earned or Paid in Cash (Column (B))

The amounts in this column reflect the compensation earned by the directors during fiscal 2008.

Stock Awards (Column (C))

Amounts shown reflect the compensation cost recognized in fiscal 2008 for financial statement reporting purposes for RSUs granted in 2008 and prior fiscal years, as determined in accordance with SFAS No. 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For RSUs, fair value is calculated using the closing price of our Common Stock on the date of grant. The full grant date fair value of each RSU award granted to the non-management directors in fiscal 2008 was $30,720. Additional information concerning our accounting for RSUs granted in 2008, 2007, and 2006 is included in Note 7 to our 2008 Form 10-K. Dividends were taken into account in arriving at the fair value of the RSUs and, therefore, dividend equivalents paid on RSUs in fiscal 2008 to our non-management directors have not been separately disclosed. There were no forfeitures of RSUs by the non-management directors during fiscal 2008. Since these amounts reflect our accounting expense, they do not correspond to the actual value that will be recognized by the non-management directors.

As of January 31, 2009, each individual had 4,000 unvested RSUs outstanding.

Option Awards (Column (D))

Amounts shown represent the compensation cost recognized in fiscal 2008 for financial statement reporting purposes for the fair value of stock options granted in fiscal 2008, in accordance with SFAS No. 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to option grants in fiscal 2008, refer to Note 7 to our 2008 Form 10-K. Since these amounts reflect our accounting expense, they do not correspond to the actual value that will be recognized by the non-management directors.

As of January 31, 2009, the following individuals had the following options outstanding: Mr. Gleeson, 32,000; Mr. Kajita, 12,000; Mr. Okada, 50,000; Mr. Pfeiffer, 32,000; Mr. Sano, 12,000; Ms. Swain, 62,000; and Mr. Tsuruta, 50,000.

Report of the Audit Committee*

General Responsibilities.  The Audit Committee assists the Board in fulfilling its oversight of:

•	our financial reporting process and the integrity of our financial statements and financial reporting;

•	our internal control environment, systems, and performance;

•	the qualifications, independence, and performance of our independent registered public accounting firm; and

•	the performance of our internal audit staff.

Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm performs an annual independent audit of the financial statements.

The Audit Committee reviews with our independent registered public accounting firm the results of its audit and of its interim quarterly reviews and the overall quality of our accounting policies. Our independent registered public accounting firm assists management, as necessary, in updating the Audit Committee concerning new accounting developments and their potential impact on our financial reporting. The Audit Committee also meets regularly with our independent registered public accounting firm without management present. The Audit Committee reviews and discusses with management our annual audited financial statements and quarterly financial statements, including our disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Audit Committee also meets with our management, without our independent registered public accounting firm present, to discuss management’s evaluation of the performance of the independent registered public accounting firm.

The Audit Committee also meets regularly with our internal audit staff to discuss our internal audit process and the results of ongoing or recently completed internal audits.

With respect to fiscal 2008, the Audit Committee:

•	reviewed and discussed our audited financial statements with Deloitte & Touche LLP and with management;

•	discussed with Deloitte & Touche LLP the scope of its services, including its audit plan;

•	reviewed our internal control processes and procedures;

•	discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as amended;

•	reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with Deloitte & Touche LLP their independence from us and our management; and

•	approved the audit and non-audit services provided by Deloitte & Touche LLP during fiscal 2008.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2008. The Audit Committee also evaluated and reappointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2009.

* This Report of the Audit Committee is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either of such Acts.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of our 2008 Annual Report on Form 10-K a report by management on its assessment of our internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. Deloitte & Touche LLP has issued an audit report relative to internal control over financial reporting. During the course of fiscal 2008, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with Deloitte & Touche LLP. Management’s assessment report and the report of our independent registered public accounting firm are included as part of the 2008 Annual Report on Form 10-K.

Audit Committee
of the Board of Directors

John W. Gleeson (Chairperson)
Gary M. Pfeiffer
Susan M. Swain

BENEFICIAL OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners.  The following table sets forth certain information as to beneficial ownership of each person known to us to own beneficially more than 5% of our outstanding Common Stock as of April 2, 2009. Such beneficial owner has sole voting and investment power as to such shares unless otherwise indicated.

Name and Address	Amount and Nature of
of Beneficial Owner	Beneficial Ownership		Percent of Class

AEON (U.S.A.), Inc.(1)	29,921,829	(1)	54.2%
450 7th Ave., 42nd Floor
New York, NY 10123
Columbia Wanger Asset Management, L.P.(2)	5,931,142	(2)	10.7%
227 West Monroe St.,
Suite 3000,
Chicago, IL 60606

(1)	AEON (U.S.A.), Inc. is a wholly owned subsidiary of AEON Co., Ltd., a Japanese retail company. As such, AEON Co., Ltd. may be deemed the indirect beneficial owner of the shares of Common Stock of The Talbots, Inc. that are owned by AEON (U.S.A.), Inc. Schedule 13G/A filed on January 28, 2009 by Aeon (U.S.A.), Inc.

(2)	Schedule 13G filed on December 8, 2008 by Columbia Wanger Asset Management, L.P. (“CWAM”). As reported in the Schedule 13G, the shares held by CWAM include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by CWAM. CWAM has sole voting power with respect to 5,332,392 shares and sole dispositive power with respect to 5,931,142 shares.

Stock Ownership of Directors and Executive Officers.  The following table sets forth the beneficial ownership of our Common Stock as of April 2, 2009 by each director and our nominees, each of the individuals named in the Summary Compensation Table, and all executive officers, directors, and our nominees as a group. All persons listed below have sole voting and investment power with respect to such shares, except as indicated. As of April 2, 2009, no director, nominee, NEO, or other executive officer beneficially owned more than one percent of the total outstanding Common Stock except for the following persons who own the percentage of outstanding Common Stock indicated (which included unvested PARS and restricted stock, as well as restricted stock units that have vested or are scheduled to vest within 60 days, and options currently exercisable or exercisable within 60 days): all directors, nominees, and executive officers as a group, 3.29%, and Mr. O’Connell, 1.02%.

	Number of		Number of
Name of Beneficial Owner	Shares (1)(2)(3)	Name of Beneficial Owner	Shares(1)(2)

J.W. Gleeson	45,000	T.F. Sullivan	470,199
T. Kajita	17,000	M. Scarpa	125,000
M. Okada	102,000	E.L. Larsen	302,012
G.M. Pfeiffer	40,000	M.M. Mandell	494,147
Y. Sano	12,300	R.T. O’Connell	569,225
S.M. Swain	70,000	M. Smaldone	37,055
I. Tsuruta	62,000	P.H. Kowalczyk	261,513
		All current executive officers, directors, and nominees as a group (16 persons)	1,839,959

(1)	The listed shares include shares subject to stock options that are exercisable currently or will be exercisable within 60 days of April 2, 2009, as follows: Mr. Gleeson, 20,000; Mr. Kajita, 0; Mr. Okada, 38,000; Mr. Pfeiffer, 20,000; Mr. Sano, 0; Ms. Swain, 50,000; Mr. Tsuruta, 38,000; Ms. Sullivan, 133,699; Mr. Scarpa, 0; Mr. Larsen, 277,999; Ms. Mandell, 428,133; Mr. O’Connell, 328,133; Mr. Smaldone, 5,000; Mr. Kowalczyk, 225,000; and all current executive officers, nominees, and directors as a group, 728,964.

(2)	Messrs. Okada and Kajita are directors and officers of AEON and/or AEON USA. Mr. Tsuruta is an officer of AEON USA. Each disclaims beneficial ownership of our Common Stock owned by AEON USA and such shares are not included in their individual share ownership.

(3)	The listed shares for each non-employee director also include 4,000 unvested restricted stock units which are scheduled to vest within 60 days. Each non-employee director also holds an additional 4,000 unvested restricted stock units scheduled to vest in April 2010 which are not included here.

A portion of our shares owned by certain executive officers are held in margin accounts at brokerage firms. Under the terms of the margin account agreements, stocks and other assets held in the account may be pledged to secure margin obligations under the account. As of April 2, 2009, none of our executive officers or directors had any outstanding margin obligations under any such accounts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and beneficial owners of more than ten percent of our Common Stock to file reports regarding ownership of our Common Stock with the SEC, and to furnish us with copies of all such filings. Based on a review of these filings, we believe that all filings were timely made in fiscal 2008.

ITEM 2. RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm to perform an integrated audit of us for the 2009 fiscal year. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1988. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

The fees paid or payable for services rendered by Deloitte & Touche LLP and its affiliates (collectively “Deloitte & Touche”) for fiscal 2008 and 2007 were as follows:

	2008	2007

Audit fees(1)	$3,540,000	$2,413,373
Audit-related fees(2)	$206,000	$65,600
Tax fees(3)	$183,000	$30,775
All other fees	$—	$—
Total fees	$3,929,000	$2,509,748

(1) “Audit fees” consist of fees for professional services performed for the audit of our annual financial statements and the audit of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, review of quarterly financial statements, and services that are normally provided by Deloitte & Touche in connection with certain statutory or regulatory filings or engagements. In 2008 and 2007, audit fees also include fees for services related to J. Jill, which we acquired on May 3, 2006, and related regulatory filings.

(2) “Audit-related fees” consist of fees for employee benefit plan audits and our bank audit.

(3) “Tax fees” consist of fees for tax planning, compliance and advisory services.

The Audit Committee has established a policy concerning the pre-approval of the audit and non-audit services to be provided by the independent registered public accounting firm to us. The policy requires that all services to be performed by Deloitte & Touche, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. The procedures permit limited amounts of services to be approved by one or more members of the Audit Committee pursuant to authority delegated by the Audit Committee. During fiscal 2008, each new engagement of Deloitte & Touche was approved in advance by the Audit Committee.

Ratification of the appointment of the independent registered public accounting firm for fiscal 2009 requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions would have the same effect as a vote against ratification.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Any proposal of a shareholder intended to be presented at our 2010 Annual Meeting of Shareholders must be received by our Secretary, for inclusion in our proxy statement, notice of meeting and proxy relating to the 2010 Annual Meeting, no later than December 25, 2009.

Our by-laws establish an advance written notice procedure for shareholders seeking to nominate candidates for election as directors at any annual meeting of shareholders, or to bring business before an annual meeting of our shareholders. The by-laws provide that only persons who are nominated by or at the direction of the Board, or by a shareholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected, will be eligible to be considered for election as our directors at the annual meeting. The by-laws also provide that at any meeting of shareholders only such business may be conducted as has been brought before the meeting by or at the direction of the Board or, in the case of an annual meeting of shareholders, by a shareholder who has given timely written notice to our Secretary of such shareholder’s intention to bring such business before the meeting. Under the by-laws, for any such shareholder notice to be timely, such notice must be received by us in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, to be timely, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the by-laws, a shareholder’s notice must also contain certain information specified in the by-laws.

Shareholders, upon written request to our Investor Relations Department, One Talbots Drive, Hingham, Massachusetts 02043, may receive, without charge, a copy of our Annual Report on Form 10-K, including the financial statements, any financial statement schedules and list of exhibits, required to be filed with the SEC for the 2008 fiscal year. Our Annual Report on Form 10-K is also available without charge through our website, www.thetalbotsinc.com/ir/ir.asp.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

002CS-18469

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 20, 2009. Vote by Internet • Log on to the Internet and go to www.investorvote.com/TLB • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR the following proposal. 1. Election of Directors: For Withhold For Withhold For Withhold 01 - John W. Gleeson 02 — Tsutomu Kajita 03 — Motoya Okada 04 — Gary M. Pfeiffer 05 — Yoshihiro Sano 06 - Trudy F. Sullivan 07 — Susan M. Swain 08 — Isao Tsuruta For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the 2009 fiscal year. B Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — THE TALBOTS, INC. ANNUAL MEETING OF SHAREHOLDERS May 21, 2009 This Proxy is Solicited on Behalf of the Board of Directors of The Talbots, Inc. The undersigned hereby appoints Michael Scarpa and Richard T. O’Connell, Jr., and each or either of them, with power of substitution, proxies for the undersigned and authorizes each of them to represent and vote, as designated, all of the shares of stock of The Talbots, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Hingham Town Hall, 210 Central Street, Hingham, Massachusetts on May 21, 2009, at 9:00 a.m., and at any adjournment or postponement of such meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS. PLEASE VOTE PROMPTLY. THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT. CONTINUED AND TO BE SIGNED ON REVERSE SIDE